Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

BOSTON CONVENTION CENTER HOTEL LLC,

BCCH RETAIL LLC

and

DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP

FOR

WESTIN BOSTON WATERFRONT

DATED January 9, 2007

i

Exhibit	List of Exhibits and Schedules
A.	Hotel Land
B.	Retail Land
C.	Environmental Reports
D.	Financial Information
E.	Leases
F.	Escrow Deposit Agreement
G.	Interim Beverage Services Agreement
H.	Hotel Ground Lease Assignment and Assumption
I.	Retail Ground Lease Assignment and Assumption
J.	Option Agreement Assignment and Assumption
K.	License Agreement Assignment and Assumption
L.	Management Agreement Assignment and Assumption
M.	Other Assignment and Assumption
N.	Bill of Sale
O.	Seller closing Certificate
P.	FIRPTA
Q.	Buyer Closing Certificate

ii

R.	Retail Ground Lease Amendment
S.	Hotel Ground Lease Amendment
T.	Status Report Update
U.	PILOT Agreement
V.	Article 80 Agreements

Schedule 2.2	Purchase Price Allocation
Schedule 3.2.1	Materials to be Delivered

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 9th day of January, 2007, by and between BOSTON CONVENTION CENTER HOTEL LLC, a Delaware limited liability company (“Hotel Seller”), BCCH RETAIL LLC, a Delaware limited liability company (“Retail Seller” and collectively with Hotel Seller, “Seller”), and DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership (“Buyer”).

R E C I T A L S

A.            Seller is the owner of the Property; and

B.            Buyer desires to purchase the Property from Seller and Seller is willing to sell the Property to Buyer, subject to and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

Certain Defined Terms. As used herein:

1.1           “Additional Rent” shall have the meaning set forth in Section 4.4.1(b).

1.2           “Additional Use” shall have the meaning set forth in Section 3.13.

1.3           “Amended PILOT Agreement” shall have the meaning set forth in Section 3.12.

1.4           “Closing” shall have the meaning set forth in Section 4.

1.5           “Closing Date” shall mean January 31, 2007.

1.6           “Due Diligence Period” shall have the meaning set forth in Section 3.2.

1.7           “Environmental Reports” shall mean the reports described in Exhibit C attached hereto.

1.8           “Equipment Leases” means, collectively, (a) the equipment leases now in effect with respect to the Property and to be set forth on an Exhibit hereto to be added by amendment to the Agreement not later than January 10, 2007, and (b) those equipment leases hereafter entered into in accordance with the terms hereof.

1.9           “Escrow Deposit” shall mean Fifteen Million Dollars ($15,000,000.00) to be deposited as set forth in Section 2.1.1 (a), together with all interest earned thereon, as such amount may be adjusted pursuant to the terms hereof.

1.10         “Existing Indebtedness” shall mean (i) that certain loan made by The Bank of Nova Scotia, as administrative agent for itself and other lenders, to Seller on May 27, 2004 in the original principal amount of $121,000,000.00 (ii) that certain loan made by the City of Boston, as lender, to Seller, in the principal amount of $15,000,000, and (iii) those two certain mezzanine loans, each made by Starwood Hotels & Resorts Worldwide, Inc., in the original aggregate principal amount of $32,500,000.00.

1.11         “Existing Indebtedness Lenders” shall mean the current noteholders or lenders of any of the Existing Indebtedness.

1.12         “Existing Policies” shall have the meaning set forth in Section 3.1.1.

1.13         “Financial Information” means Seller’s financial information provided to Buyer and set forth on Exhibit D attached hereto.

1.14         “Ground Leases” means the Hotel Ground Lease and the Retail Ground Lease, collectively.

1.15         “Ground Lessor” means Massachusetts Convention Center Authority, a body politic and corporate.

1.16         “Hotel and Option Closing” shall have the meaning set forth in Section 4.1.1.

1.17         “Hotel Ground Lease” means that certain Hotel Ground Lease for Convention Center Hotel Parcel, dated as of May 27, 2004, between Ground Lessor and Seller, together with all amendments and supplements thereto.

1.18         “Leases” means, collectively, (a) the leases, licenses and concessions agreements listed on Exhibit E attached hereto and (b) the leases, licenses and concessions agreements entered into with respect to the Property in accordance with this Agreement.

1.19         “License Agreement” means that certain License Agreement, dated as of May 27, 2004, between Ground Lessor, as licensor, and Seller, as licensee.

1.20         “Management Agreement” shall mean that certain Management Contract for the Westin Boston, Seaport, dated May 27, 2004, between Manager and Hotel Seller, together with all amendments and supplements thereto.

1.21         “Manager” shall mean Westin Management Company East, the manager under the Management Agreement.

1.22         “Material Adverse Affect” means an event or circumstance which may reasonably be expected to cause out-of-pocket loss, cost or damage of $250,000.00 or more.

1.23         “Material Contracts” shall have the meaning set forth in Section 6.1.2(viii).

1.24         “Operational Taxes” shall have the meaning set forth in Section 4.4.1(a)(ii).

1.25         “Option Agreement” means that certain Option Agreement (The Westin Boston, Seaport – Phase II), dated as of May 27, 2004, between Ground Lessor, as optionor, and Seller, as optionee.

1.26         “Permitted Exceptions” means, with respect to the Property: (a) all matters referred to as exceptions in the Existing Policies, shown on the Surveys, or which would be shown on the Commitment or any updates to the Surveys, other than Additional Title Matters disapproved in a Title Disapproval Notice, (b) liens for taxes, assessments and governmental charges with respect to the Property not yet due and payable; and (c) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations (provided, however, that any violation of such laws, regulations or ordinances first arising after the end of the Due Diligence Period and which has a Material Adverse Affect shall not be a Permitted Exception).

1.27         “Person” shall mean any individual, corporation, partnership, association, trust, limited liability company or other entity or organization.

1.28         “PILOT Agreement” means the Contract for Payment in Lieu of Taxes, dated May 27, 2004, among the Hotel Seller, the City of Boston and The Boston Redevelopment Authority, as the same may amended and/or restated.

1.29         “Property” means:  Seller’s leasehold right, title and interest in and to (a)  that certain land described in Exhibit A, together with all easements, licenses, rights-of-way, and appurtenances benefiting such land which Seller may own or lease or hereafter acquire an interest with respect thereto (the “Hotel Land”), (b) those certain air rights described in Exhibit B, together with all easements, licenses, rights-of-way, and appurtenances benefiting such land which Seller may own or lease or hereafter acquire an interest with respect thereto (the “Retail Land” and together with the Hotel Land, the “Land”) and (c) all improvements, structures and facilities located upon the Land (the “Leasehold Improvements”);  all improvements, structures and facilities owned by Seller and located upon the Land (the “Owned Improvements”, together with the Leasehold Improvements, collectively, the “Improvements”);  Seller’s right, title and interest in and to (a) all furniture, fixtures, and equipment and items of personal property (other than cash) used in the operation of the Improvements on or attached or appurtenant to the Improvements, including, without limitation, furnishings, artwork, all fabric, textile and flexible plastic products which are used in furnishing the hotel, including carpeting, drapes, bedspreads, wall and floor coverings, mats, shower curtains and similar items, furniture and furnishings used in the hotel, including, chairs, beds, chests, headboards, desks, lamps, tables, television sets, mirrors, pictures, wall decorations and similar items, signage, audio visual equipment, kitchen appliances, vehicles, carpeting and equipment, including front desk and back of the house computer equipment, manuals, all books and records relating to the Property, phone lists, guest lists and off site and on-site signs (collectively, the “Personal Property”), (b) all food, liquor, wine and other beverages, including such food, liquor and other beverages held for sale in hotel rooms within the Improvements, and all consumable supplies and inventories of every kind and nature including “Inventories of Merchandise” and “Inventories of Supplies” as such terms are defined in the current Uniform System of Accounts for Hotels published by the Hotel Association of New York City, Inc. (the “Consumables”), in each case owned by Seller as of the Closing Date (and not by tenants under

Leases applicable to the Property), and located at, and used in connection with the operation of, the Improvements, including, without limitation, cleaning supplies, guest supplies, paper supplies, stationary, bar supplies, robes, slippers, fuel, laundry supplies, engineering supplies, sundry or gift shop inventory and room, food and beverage linen, glassware and silverware, whether in use or held in stock or storage for future use in connection with Seller’s ownership, operation or maintenance of the Improvements provided that to the extent that any applicable law prohibits the transfer of alcoholic beverages from Seller to Buyer, such beverages shall not be considered a part of the Property until such time as the same may lawfully be transferred after Closing, at which point the same shall be transferred (and pending such post-Closing transfer, such alcoholic beverages shall be subject to the terms of any post-Closing liquor license operating agreement entered into pursuant to the terms of Section 3.6 hereof); the landlord’s interest in all Leases, the rights of Seller, to the extent assignable, in and to all Service Agreements, the Article 80 Agreements listed on Exhibit V attached hereto (the “Article 80 Agreements”), the Equipment Leases, the Management Agreement, the License Agreement, and the Option Agreement, goodwill, Seller’s rights, if any, in Manager’s workforce in place at the Land and, to the extent assignable, all right, title and interest of Seller in and to all copyrights, trademarks, trade names, and any licenses related to the foregoing that relate to the business being conducted on the Land (except for liquor licenses owned by Seller until transferred to Buyer in accordance with Section 3.6), other than any software licenses used by Seller in the corporate offices of Seller (the matters described in this clause collectively called the “Intangible Property”); provided, however, in no event shall the Intangible Property include Westin brand concepts or the “Intellectual Property” as defined in the Management Agreement;  to the extent assignable, the corporate, airline, bus, tour operator, barter and similar agreements pursuant to which third parties have been given certain rights to rooms or services at the Hotel from and/or after the Closing Date, including, without limitation the Westin Boston, Room Block Commitment Agreement (the “Room Block Agreement”) dated May 27, 2004 among Hotel Seller, Manager and Ground Lessor, and such other rooms agreements as may hereafter be entered into in compliance with the terms hereof (the “Rooms Agreements”), and all Bookings (hereinafter defined). Notwithstanding anything to the contrary in this Agreement, the Property shall not include any of the following:  (i) property of guests; (ii) items owned by the Manager; (iii) tax deposits, utility deposits and other deposits held by parties other than Seller or by third parties on Seller’s behalf (including without limitation the Manager), except for any transferable deposits assigned to Buyer, for which Seller is to be reimbursed as herein provided; (iv) any tax, insurance, FF&E, capital improvement and/or other escrows, impounds or reserves held by Existing Indebtedness Lenders, the Manager or any other party, except to the extent such items are specifically assigned to Buyer and for which Seller is reimbursed;  (v) all checks, drafts, notes, and other evidence of indebtedness held at the Hotel on the Closing Date, and any balances on deposit with banking institutions relating to the Hotel, including amounts held in “house banks”; (vi) all computer software and/or systems owned by Manager, including, without limitation, the payroll software and/or system; and (vii) any and all personal property owned by employees of the Hotel or by a vendor or any other third party distinct from Seller (all of the foregoing, collectively, the “Excluded Property”).

1.30         “Purchase Price” shall mean Three Hundred Thirty Million Three Hundred Thousand and No/100 Dollars ($330,300,000.00), representing the total consideration to be paid to Seller by Buyer prior to adjustments, prorations, credits, and allocations of income and expenses provided for in this Agreement.

1.31         “Required Liquor Licenses” shall have the meaning set forth in Section 3.5.

1.32         “Retail Allocation” shall have the meaning set forth in Section 4.1.1.

1.33         “Retail Closing” shall have the meaning set forth in Section 4.1.2.

1.34         “Retail Closing Date” shall have the meaning set forth in Section 4.1.2.

1.35         “Retail Conditions Failure” shall have the meaning set forth in Section 4.1.1.

1.36         “Retail Escrow Deposit” shall have the meaning set forth in Section 8.3.

1.37         “Retail Ground Lease” means that certain Retail Ground lease for Convention Center Retail Parcel, dated as of May 27, 2004, between Ground Lessor, as lessor and BCCH Retail LLC, as lessee together with all amendments and supplements thereto.

1.38         “Retail Land Build-Out” shall have the meaning set forth in Section 6.5.2(b).

1.39         “Retail Land Lease-Up” shall have the meaning set forth in Section 6.5.2(a).

1.40         “Retail Special Conditions Precedent” shall have the meaning set forth in Section 3.13.

1.41         “Seller Mortgage Liens” means any mortgage or deed of trust liens, construction or mechanics’ liens, tax liens (excluding liens for taxes not yet due and payable) or other liens or charges in a fixed sum created or arising by, through or under Seller or capable of computation as a fixed sum that encumber the Property (excluding therefrom any mortgages or deeds of trust and related encumbrances securing the Existing Indebtedness).

1.42         “Service Agreements” means, collectively, (a) that certain Garage Management and Valet Services Agreement with Pilgrim Parking dated June 21, 2006 and the service, maintenance and operation contracts now in effect with respect to the Property and to be set forth on an Exhibit hereto to be added by amendment to the Agreement not later than January 10, 2007, (b) such contracts which are cancelable on thirty (30) days’ or less notice, without penalty, and (c) such contracts with respect to the Property entered into in accordance with this Agreement.

1.43         “Surveys” shall have the meaning set forth in Section 3.1.1.

1.44         “Tax Return” or “Tax Returns” includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with income taxes that are required to be filed with a governmental or other tax authority, or sent or provided to another party under applicable law (including any schedule or attachment thereto and including any amendment thereof).

1.45         “Tenants” shall mean the tenants under the Leases.

1.46         “Transaction Rent” shall have the meaning ascribed to it in the Hotel Ground Lease.

Purchase and Sale; Payment of Purchase Price.

Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property.

1.1.1        Payment of Purchase Price. The Purchase Price shall be paid to Seller by Buyer as follows:

(a)           Escrow Deposit. Within two (2) business days after the execution hereof, Buyer shall deliver the sum of Fifteen Million Dollars ($15,000,000.00) as a deposit to First American Title Insurance Company, at its offices at 1801 K Street, NW, Suite 200K, Washington, D.C. 20006, Attention: Clare Ursano (which company, in its capacity as escrow holder hereunder, is called “Escrow Holder”). In the event that Buyer elects to make public disclosure of the transaction in accordance with the penultimate sentence of Section 9.14 hereof, Three Million Dollars ($3,000,000.00) of the Escrow Deposit shall be deemed earned by and payable to Seller upon termination of this Agreement by Buyer in accordance with Section 3.2.2(a) or Section 3.2.2(b), or (if not waived by Buyer on the Hotel and Option Closing Date), upon failure of the conditions set forth in Section 3.13.6. The Escrow Deposit shall be delivered to Escrow Holder by wire transfer of immediately available federal funds or by bank or cashier’s check drawn on a national bank reasonably satisfactory to Seller. The Escrow Deposit shall be held by Escrow Holder as a deposit against the Purchase Price, and shall be invested by Escrow Holder, in accordance with the terms and provisions of this Agreement, and a separate escrow agreement in the form of Exhibit F attached hereto and dated the date hereof by and among Buyer, Seller and Escrow Agent (the “Interim Deposit Agreement”). At all times that the Escrow Deposit is being held by the Escrow Holder, the Escrow Deposit shall be invested by Escrow Holder in the following investments (“Approved Investments”):  (i) United States Treasury obligations, (ii) United States Treasury backed repurchase agreements issued by a major money center banking institution reasonably acceptable to Seller and Buyer, (iii) the Bank of America money market fund that invests in U.S. Treasury securities known as “Nations Treasury Reserves - Daily Shares (symbol NTRDX)” or (iv) such other manner as may be reasonably agreed to by Seller and Buyer. The Escrow Deposit shall be disposed of by Escrow Holder only as provided in this Agreement. All accrued interest on the Escrow Deposit shall become part of the Escrow Deposit.

(b)           Closing Payment. The balance of the Purchase Price, as adjusted by the adjustments, prorations, credits, and allocations of income and expenses provided for in this Agreement (as so adjusted, the “Closing Payment”), shall be paid by Buyer delivering the Closing Payment to Escrow Agent by federal funds wire transfer of immediately available funds on the applicable Closing Date.

Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price will be allocated to the assets acquired by Purchaser for all purposes as set forth in Schedule 2.2 attached hereto. The Seller and Purchaser shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. The provisions of this Section 2.2 shall survive the Closing.

Conditions Precedent. The obligation of Buyer to acquire the Property, the obligation of Seller to sell the Property, as contemplated by this Agreement, is subject to satisfaction of each of the following conditions precedent (any of which may be waived in writing by the party in whose favor such condition exists) on or before the applicable date specified for satisfaction of the applicable condition. Subject to Section 4.1 below, if any of such conditions is not fulfilled (or waived) pursuant to the terms of this Agreement, then this Agreement shall terminate following the expiration of the applicable cure period under Section 8.1 or 8.2, and, in connection with any such termination made in accordance with this Section 3, the Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which, pursuant to the terms of this Agreement, survive such termination), and the Escrow Deposit shall be disposed of in accordance with Section 8. The “Closing” (as hereinafter defined) shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent; and, in the case of Buyer, a waiver of any breaches of Seller’s representations and warranties contained herein known to Buyer as set forth in Section 9.2.3(b); except that there shall be no waiver for a breach of the Seller’s representations and warranties contained herein not known to Buyer as set forth in Section 9.2.3(b) or for any covenants expressly surviving Closing as set forth herein.

Title Matters.

1.1.2        Title Report/Survey. Buyer has received Seller’s existing title policies dated June 8, 2004 (the “Existing Policies”) issued by Fidelity National Title Insurance Company as Policy Nos. 5312-996058 and 5312-996059 and has ordered title insurance commitments for the Land  dated on or after the date hereof (the “Commitment”) from First American Title Insurance Company or such other national title insurance company as Buyer selects (which company, in its capacity as title insurer hereunder, is herein called the “Title Company”). In addition, Seller has delivered and Buyer has received the surveys of the Land in Seller’s possession (the “Surveys”). Seller shall cooperate reasonably with Buyer to facilitate Buyer’s obtaining the Commitment and any updates to the Surveys or new surveys. If Buyer shall fail to deliver the Termination Notice as hereinafter defined on or before the end of the Due Diligence Period (as hereinafter defined), Buyer shall be deemed to have approved the exceptions to title shown on the Commitments and the matters disclosed on the Surveys (other than Existing Loan Documents or other Seller Mortgage Liens) and such other title or survey matters as are disclosed to Buyer during the Due Diligence Period.

1.1.3        Additional Post Due Diligence Title Matters. Approval by Buyer of any, in Buyer’s reasonable opinion, material additional exceptions to title or survey matters first arising after the end of the Due Diligence Period (“Additional Title Matters”) shall be a condition precedent to Buyer’s obligations to purchase the Property (Buyer hereby agreeing that its approval of Additional Title Matters shall not be unreasonably withheld). Unless Buyer gives written notice (“Title Disapproval Notice”) that it disapproves any Additional Title Matters, stating the Additional Title Matters so disapproved, before the sooner to occur of the Closing or ten (10) days after receipt of written notice of such Additional Title Matters, Buyer shall be deemed to have approved such Additional Title Matters. Seller shall have up to a thirty (30) day period after its receipt of any Title Disapproval Notice within which to remove the disapproved Additional Title Matters set forth therein from title or obtain from Title Company a commitment to issue an endorsement affirmatively insuring against such items in a form reasonably acceptable to Buyer at no cost or expense to Buyer (Seller having the right but not the obligation to do so), and the Closing Date shall be extended, at Seller’s option, to allow for such thirty (30) day period. In the event Seller determines at any time that it is unable or unwilling to remove any one or more of such disapproved Additional Title Matters, Seller may give written notice to Buyer to such effect; in such event, Buyer may, at its option, terminate this Agreement upon written notice to Seller (whereupon the Escrow Deposit shall be returned to Buyer) but only if given prior to the sooner to occur of the Closing or ten (10) days after Buyer receives Seller’s notice. If Buyer fails to give such termination notice by such date, Buyer shall be deemed to have waived its objection to, and approved, the matters set forth in Seller’s notice.

1.1.4        Seller Mortgage Liens. Notwithstanding the foregoing provisions of this Section 3.1.3, Seller shall be obligated to take such actions as may be required by the Title Company so that the Title Company is willing to issue title insurance to Buyer without exception for any Existing Loan Documents or other Seller Mortgage Liens. Such actions shall include obtaining a pay-off letter and leaving a portion of the Purchase Price in escrow to satisfy the Seller Mortgage Liens; provided, however, that Seller’s obligations under this Section 3.1.3 with respect to mechanics liens, attachments, or the like, not voluntarily imposed by or otherwise in the control of Seller shall be limited to the expenditure or escrow of not more than $250,000.00 in the aggregate.

1.1.5        Exceptions to Title. Buyer shall be obligated to accept title to the Property, subject to the Permitted Exceptions. Conclusive evidence of the availability of such title shall be the willingness of Title Company to issue to Buyer on the Closing Date an owner’s title insurance policy in the standard form issued in the Commonwealth of Massachusetts (the “Owner’s Policy”), in the face amount of the Purchase Price, which policy shall show (i) title to the Land vested of record in Buyer’s designee, and (ii) the Permitted Exceptions to be the only exceptions to title.

1.1.6        Endorsements to Owner’s Policies. It is understood that Buyer may request a number of endorsements to the Owner’s Policies. Buyer shall satisfy itself during the Due Diligence Period that the Title Company will issue such additional endorsements in connection with the Owner’s Policies at Closing. However, the issuance of such endorsements shall not be a condition to Closing and in no event shall Seller be obligated to provide any indemnity or other document in order to issue such endorsements except as otherwise provided in and subject to Section 4.2.1(y).

Due Diligence Reviews. Except for title and survey matters (which shall be governed by the provisions of Section 3.1 above), and subject to the provisions hereinafter set forth, Buyer shall have until 5:00 p.m. (Eastern Standard Time) on January 18, 2007, (the period beginning on the date hereof and ending on such date and time being herein called the “Due Diligence Period”) within which to perform and complete all of Buyer’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all permits, licenses, management agreements, leases, service contracts, and all physical, environmental and compliance matters (including, without limitation, compliance with any off-site mitigation requirements) and conditions respecting the Property. Seller shall provide Buyer with reasonable access to the Property (subject to this Section 3.2) upon reasonable advance notice and shall also make available to Buyer (to the extent in Seller’s possession or control) and shall instruct Manager to make available to Buyer such leases, service contracts and other information relating to the operation of the Property as Buyer shall reasonably request, all upon reasonable advance notice. By not later than January 10, 2007, Seller shall prepare and submit to Purchaser Exhibits setting forth a list of all Service Agreements and Equipment Leases in effect as well as copies of all such listed Service Agreements and Equipment Leases, whereupon the parties shall execute an amendment to the Agreement providing for the attachment of such Exhibits as Exhibits hereto. In no event, however, shall Seller be obligated to make available any attorney-client work product or privileged documents or documents in breach of confidentiality agreements or any internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller for its internal use in connection with this Agreement, the transaction contemplated by this Agreement, the acquisition of the Property by Seller (other than any property condition, compliance, engineering, third party inspection or environmental reports pertaining to the Property), and appraisals or other valuations of the Property in the possession or control of Seller. Buyer shall promptly commence, and shall diligently and in good faith pursue, its due diligence review hereunder. Seller acknowledges and agrees that Buyer shall have the continued right to access the Property in accordance with this Section 3.2 at all times prior to Closing, it being understood that Buyer shall only have the right to terminate this Agreement set forth in Section 3.2.2 below on or before the expiration of the Due Diligence Period.

1.1.7        Review Standards. Buyer shall at all times conduct its review, inspections and examinations in a manner so as to not cause liability, damage, lien, loss, cost or expense to Seller or the Property and so as to not unreasonably interfere with or disturb Manager, any guest or any tenant at the Property, and Buyer will indemnify, defend, and hold Seller and the Property harmless from and against any such liability, damage, lien, loss, cost or expense (the foregoing obligation surviving any termination of this Agreement). Prior to entry upon the Property, Buyer shall provide Seller with copies of certificates of insurance evidencing comprehensive general liability insurance policies (naming Seller as an additional insured) which shall be maintained by Buyer in connection with its investigations upon the Property prior to the date of entry upon the Property, with limits, coverages and insurers under such policies reasonably satisfactory to Seller which insurance policies must have limits for bodily injury and death of not less than Five Million Dollars ($5,000,000) for any one occurrence and not less than Five Million Dollars ($5,000,000) for property damage liability for any one occurrence. Without limitation on the foregoing, in no event shall Buyer:  (a) make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like) without Seller’s express written consent which may be withheld in Seller’s sole and absolute discretion (and Buyer shall in all events promptly return the Property to their prior condition and repair thereafter) and which may be further conditioned upon, among other things, Seller’s reasonable approval of the following:  (i) the insurance coverage of the contractor who will be conducting such testing; and (ii) the scope and nature of such testing to be performed by such contractor; (b) contact the Manager or any of the Manager’s employees without Seller’s express written consent and approval of the text, scope, context and/or agenda for any proposed communication (which shall not be unreasonably withheld or delayed in the case of any proposed contact with Manager’s senior executives); (c) contact any governmental authority having jurisdiction over the Property or any tenant of the Property without Seller’s express written consent and approval of the text, scope, context and/or agenda for any proposed communication (which shall not be unreasonably withheld or delayed in the case of any proposed contact with senior officials in any particular authority); provided, that Buyer or Buyer’s attorneys may with Seller’s prior consent and approval (not to be unreasonably withheld) of the text, scope, context and/or agenda for any proposed communication, perform a zoning and permit review or retain a third party firm engaged in the business of zoning and permit reviews to perform such a review with respect to determining Seller’s and the Property’s compliance with applicable zoning and building code requirements, and may contact governmental authorities to cause the transfer or issuance of all applicable licenses and permits (including liquor licenses) necessary for the continued normal operation of the Property following the Closing. Seller shall deliver to Buyer promptly after the date hereof copies of any zoning or permitting opinions which Seller has delivered to the Existing Indebtedness Lenders. Seller shall have the right, at its option, to cause a representative of Seller to be present at all inspections, interviews, reviews and examinations conducted hereunder, including, without limitation, any communications with Manager, any employees or any governmental authorities. Seller agrees that its representative(s) shall be reasonably available to Buyer on reasonable advance notice for purposes of the immediately preceding sentence (including, without limitation, making its representatives reasonably available to discuss issues raised by Buyer with respect to the entitlement of the Land). To the extent in Seller’s possession (or in its attorneys’ possession), Seller shall cause the materials listed on Schedule 3.2.1 attached hereto to be delivered to Buyer on or before the date set forth therefor on Schedule 3.2.1. Seller will cooperate with Buyer at Buyer’s request by using reasonable efforts to arrange a meeting for Buyer during the Due Diligence Period with a senior official having jurisdiction of the PILOT Agreement and real estate taxation matters in order that Buyer may attempt to ascertain the effect consummation of the transaction will have on the PILOT Agreement and on real estate taxes. At Seller’s written request, at no expense to and without representation, warranty by or liability to Buyer, and provided Buyer has the right to do so, Buyer shall promptly deliver to Seller true and complete copies of any written reports relating to the Property prepared for or on behalf of Buyer by any third party. In the event of any termination of this Agreement, Buyer shall return all documents and other materials furnished by Seller. Prior to Closing and subject to Section 9.14 hereof, Buyer shall keep all non-public information or data received or discovered in connection with any of Buyer’s inspections, reviews or examinations strictly confidential, except for disclosures required to comply with applicable law and disclosures to representatives, investors, lenders, counsel and agents, provided such disclosures are on an as needed basis for Buyer’s acquisition of the Property, and such persons are instructed to keep the information strictly confidential. The provisions of this Section 3.2.1 shall survive any termination of this Agreement.

1.1.8        Termination Rights.

(a)           If, on or before the expiration of the Due Diligence Period, Buyer shall determine in its sole discretion that it no longer intends to acquire the Property, then Buyer shall promptly (but in all events prior to the expiration of the Due Diligence Period) notify Seller of such determination in writing (such notice being herein called the “Termination Notice”), whereupon this Agreement, and the obligations of the parties hereunder, shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement). In such event, subject to Section 2.1.1(a) above, the Escrow Deposit shall be released to Buyer by Escrow Holder. In the event that Buyer shall fail to have delivered the Termination Notice to Seller before the expiration of the Due Diligence Period, Buyer shall have no further right to terminate this Agreement pursuant to this Section 3.2.2(a), and the Escrow Deposit shall not be refundable to Buyer for any reason whatsoever, except as otherwise set forth in this Agreement. If Buyer obtains a written recommendation from a licensed engineer that it conduct any invasive testing or sampling, then so long as Buyer requests Seller’s consent to such testing by written notice to Seller not later than January 10, 2007 (accompanied by a copy of the engineer’s recommendation), Seller shall respond on or before January 12, 2007. If Seller fails to so respond, such failure shall be deemed a refusal of Buyer’s request.

(b)           Buyer may elect to terminate the Agreement by written notice (including, without limitation, via email) to Seller on or before 12:00 pm (Eastern Standard Time) on January 19, 2007 (the “Feasibility Date”) if Buyer has not obtained and executed a firm commitment to underwrite a public offering of equity in an amount not less than One Hundred Sixty Five Million Dollars ($165,000,000.00). If Buyer terminates the Agreement in accordance with the immediately preceding sentence, Three Million Dollars ($3,000,000.00) of the Escrow Deposit shall be released and paid to Seller as Seller’s property and the remainder of the Escrow Deposit shall be released and paid to Buyer and this Agreement shall be void, excepting those provisions which expressly survive termination.

Performance by Seller. The accuracy of Seller’s representations and warranties in all material respects and the performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date shall be a condition precedent to Buyer’s obligation to acquire the Property. Without limitation on the foregoing, in the event that the Seller Closing Certificate shall disclose any material inaccuracies or material adverse changes in the representations and warranties of Seller which are not otherwise permitted or contemplated by the terms of this Agreement or known to Buyer during the Due Diligence Period, then Buyer shall have the right to terminate this Agreement. For purposes only of determining whether or not a failure of condition has occurred under this Section 3.3, or whether a materiality threshold under Section 8.1 has been reached, a breach, inaccuracy, or adverse change shall not be considered “material” unless the loss, cost or damage arising on account thereof is reasonably expected to be $250,000 or more.

Performance by Buyer. The accuracy of Buyer’s representations and warranties in all material respects and the performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by it prior to or on the Closing Date shall be a condition precedent to Seller’s obligation to sell the Property.

Without limitation on the foregoing, in the event that the Buyer Closing Certificate shall disclose any material inaccuracies or material adverse changes in the representations and warranties of Buyer contained in Section 6.2 which are not permitted or contemplated by the terms of this Agreement, then Seller shall have the right to terminate this Agreement.

Management Agreement. Seller and Buyer acknowledge and agree that the Management Agreement will be assigned by Seller to Buyer (or Buyer’s designee) and that Buyer (or Buyer’s designee) will assume the obligations of Seller under the Management Agreement as of the Closing Date pursuant to the Assignment and Assumption of Management Agreement. Seller shall cause Manager to recognize that all amounts held by Manager in the Fund (as defined in the Management Agreement) are held in accordance with the terms of the Management Agreement for the benefit of Buyer from and after Closing. Seller hereby represents and warrants to Buyer that, to its knowledge, the Manager is not currently holding any amounts in the Fund, although the Management Agreement may require the same to have been paid.

Liquor Licenses. Buyer acknowledges that there may be various liquor licenses associated with the operation of the Hotel. As soon as is reasonably practicable after the Feasibility Date, Buyer shall file an application with the required state and local agencies for the issuance of such licenses (the “Required Liquor Licenses”) as are necessary for the continued service of alcoholic beverages at the Property. Buyer shall diligently pursue the obtaining of the Required Liquor Licenses at Buyer’s sole cost and expense. Seller shall cooperate and instruct Manager to cooperate reasonably with Buyer in its efforts to obtain the Required Liquor Licenses. The issuance of the Required Liquor Licenses shall not be a condition to Buyer’s obligations to close the sale contemplated hereby;  provided, however, that if such Required Liquor Licenses have not issued by Closing, Seller and Buyer shall enter into an Interim Beverage Services Agreement in the form of Exhibit G attached hereto for use of Seller’s liquor licenses until the earlier of the 180th day after Closing or the date on which the Required Liquor Licenses are issued. In such event, Buyer shall maintain liquor liability insurance with coverage in the amount of at least Twenty-Five Million and No/100 Dollars ($25,000,000.00) naming Seller as additional insured, and further agrees to indemnify, defend and hold Seller harmless from and against any liability, cost or expense arising out of Seller’s cooperation with Buyer during such interim period. Seller shall provide Buyer with a list of and copies of the Liquor Licenses and all other material permits and approvals related to the Property by not later than January 10, 2007.

Audit. Buyer shall have the right to obtain from a third-party certified public accountant (at Buyer’s sole cost and expense) audits with respect to the Property providing all disclosures required by generally accepted accounting principles and Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations thereof. Seller, at no cost or expense to Seller, shall, and shall use reasonable efforts to cause Manager and the predecessor owner(s) and manager(s) of the Property to, cooperate in a commercially reasonable manner in connection with the performance of such audits and to provide information reasonably requested by such accountants. In connection with such audits, Seller, at no cost or expense to Seller, shall and shall use reasonable efforts to cause Manager and the predecessor owner(s) and manager(s) to provide the accountants performing such audits with representation letters conforming to American Institute of Certified Public Accountants professional standards. Buyer completing the preparation of any such audited financial statements shall not be a condition to Closing and the failure to obtain same will not permit Buyer to terminate this Agreement.

Ground Lessor Estoppels. It shall be condition to Buyers’ obligation to close that Seller shall have obtained Ground Lessor’s consent to the transaction contemplated hereunder and shall have obtained and delivered to Buyer (i) an estoppel letter (the “Hotel Ground Lease Estoppel and Consent”) addressed to Buyer dated within thirty (30) days of the Closing with respect to the Hotel Ground Lease, consenting to the transaction and otherwise substantially in the form required under the Ground Lease, which estoppel shall, among other things, certify that there are no material defaults under the Hotel Ground Lease and (ii) an estoppel letter (the “Retail Ground Lease Estoppel and Consent”) addressed to Buyer dated within thirty (30) days of the Closing with respect to the Retail Hotel Ground Lease, consenting to the transaction and otherwise substantially in the form required under the Retail Ground Lease, which estoppel shall, among other things, certify that there are no material defaults under the Retail Ground Lease. While obtaining the same shall not be a condition of Buyer’s obligation to close, Seller shall request that the Ground Lessor set forth the following in each of the documents under this Section 3.8:

(i)                                     that the Ground Lessor has complied with all transportation mitigation required in connection with the BCEC Project and/or that there are no outstanding obligations for such mitigation which would be imposed upon the Hotel Ground Lessee/Retail Ground Lessee/or Option Holder;

(ii)                                  that the Tenant Improvements which are required to be completed as a condition of Section 3.1 of each of the Hotel Ground Lease and the Retail Ground Lease have been completed; and

(iii)                               that the Tenant has obtained a copy of the South Boston Parking Freeze permit or other authorization as required pursuant to Section 8.13 of the Hotel Ground Lease.

Management Agreement Estoppel. It shall be condition to Buyer’s obligation to close that Seller shall have obtained and delivered to Buyer an estoppel letter (the “Management Agreement Estoppel”) addressed to Buyer dated within thirty (30) days of the Closing with respect to the Management Agreement, substantially in the form required under the Management Agreement, which estoppel shall, among other things, certify that there are no material defaults under the Management Agreement.

License Agreement Estoppel. It shall be condition to Buyer’s obligation to close that Seller shall have obtained and delivered to Buyer an estoppel letter (the “License Agreement Estoppel”) addressed to Buyer dated within thirty (30) days of the Closing with respect to the License Agreement, substantially in the form required under the License Agreement, which estoppel shall, among other things, certify that there are no material defaults under the License Agreement.

Option Agreement Estoppel. It shall be condition to Buyer’s obligation to close that Seller shall have obtained and delivered to Buyer an estoppel letter (the “Option Agreement Estoppel”) addressed to Buyer dated within thirty (30) days of the Closing with respect to the Option Agreement, substantially in the form required under the Option Agreement, which estoppel shall, among other things, certify that there are no material defaults under the Option Agreement. At Seller’s option, the Estoppels referenced in Sections 3.8, 3.10 and 3.11 may appear in one document.

PILOT Agreement. It shall be a condition of Buyer’s obligation to close that Seller shall have obtained and delivered to Buyer an amendment and restatement of the PILOT Agreement (the “Amended PILOT Agreement”) naming an affiliate of Buyer as the tenant thereunder in all material respects in substance as set forth on Exhibit U duly executed by the City of Boston Assessing Department and the Boston Redevelopment Authority, and that the Amended PILOT Agreement shall be in full force and effect as of the Closing Date. Seller agrees to cooperate with Buyer by providing Buyer with drafts of the Amended PILOT Agreement prior to submission to a governmental authority.

Retail Ground Lease. Seller acknowledges that, in addition to its currently contemplated retail use, Buyer intends to utilize the Retail Land for certain uses ancillary to the hotel located on the Hotel Land, including, without limitation, conference room, meeting space and/or exhibition space (the “Additional Use”), and in furtherance thereof, it shall be a condition to Buyer’s obligation to close on the assignment of the Retail Ground Lease that (collectively the “Retail Special Conditions Precedent”):

1.1.9        Seller shall have obtained and delivered to Buyer an amendment (the “Retail Ground Lease Amendment”) to the Retail Ground Lease in all material respects in the substance of Exhibit R and duly executed by the parties thereto;

1.1.10      Seller shall have obtained and delivered to Buyer an amendment (the “Hotel Ground Lease Amendment”) to the Hotel Ground Lease in all material respects in the substance of Exhibit S attached hereto and duly executed by the parties thereto;

1.1.11      Seller shall have submitted to the Boston Redevelopment Authority and the Massachusetts Environmental Policy Act Office of the EOEA its Status Report Update in all material respects in the form and substance attached as Exhibit T hereto (the “Status Report Update”). With respect to notice to the EOEA, either (a) the Seller shall have obtained the written confirmation of the EOEA that it has approved the Status Report Update, or (b) twenty (20) days shall have elapsed from the date of submission without request from the EOEA for further study. Seller hereby agrees to use commercially reasonable efforts to cause the Ground Lessor to join in execution of the Status Report Update;

1.1.12      Seller shall have obtained and delivered to Buyer a vote of the Board of Directors of the Boston Redevelopment Authority (i) approving the transactions described in the Status Report Update and expressly providing that there are no requirements for staff review or other conditions which would become applicable upon execution and delivery of either the Hotel Ground Lease Amendment or the Retail Ground Lease Amendment and

(ii) authorizing expansion of the temporary taking to cover the third floor space under the Retail Ground Lease at such time as the Retail Ground Lease Amendment goes into effect;

1.1.13      Seller shall have obtained and delivered to Buyer fully executed originals of such amendments to the Notices of Lease of record with respect to the Retail Ground Lease and the Hotel Ground Lease and to the May 27, 2004 Reciprocal Easement Agreement as are made necessary by virtue of the Hotel Ground Lease Amendment and the Retail Ground Lease Amendment; and

1.1.14      Seller shall have obtained and delivered to Buyer a form of financeable Hotel Sublease (as defined in the Retail Ground Lease Amendment) to accommodate hotel uses on the ground floor of the Retail Parcel containing the following terms:

(a)           Rent. Notwithstanding the provisions of Section 4.1(g), Section 4.5 and Section 8.3(f) of the Retail Lease, the rent payable by Hotel Tenant to Retail Tenant for all Hotel Sublease Areas (as defined in the Retail Ground Lease Amendment) shall be a nominal rent, and all Hotel Subleased Areas shall be excluded from the Leased Square Footage (as defined in the Retail Ground Lease) of the Premises for the purpose of calculating Minimum Rent (as defined in the Retail Ground Lease) pursuant to Section 4.2 of the Retail Lease;

(b)           Term. The term of the Hotel Sublease shall expire on the date that is ten (10) years from the effective date of Retail Ground Lease Amendment; provided, that, the subtenant under the Hotel Sublease shall have the right to terminate the Hotel Sublease at any time upon ninety (90) days prior written notice.

(c)           Use. The use of the premises demised under the Hotel Sublease shall be limited to meeting and conference room facilities, pre-function space, banquet preparation and service, audio-visual display space (regardless of the technology used), exhibition space, hallways, restrooms and any other activities related to the foregoing or otherwise related to providing services to groups of individuals staying at the Hotel or otherwise paying to use the Hotel’s facilities.

The form and substance of the Hotel Sublease shall otherwise be reasonably acceptable to Buyer (it being understood that Buyer requires a form of Hotel Sublease under which the Hotel and the Hotel Sublease Areas may be financed and transferred as a single integrated asset) and shall have been approved in writing by the Ground Lessor in accordance with the terms of the Hotel Ground Lease and the Retail Ground Lease. The parties shall use all commercially reasonable best efforts (not including the payment of money for a favorable outcome or the initiation of any legal proceeding) to agree on a form as soon as is reasonably practicable.

Seller agrees to cooperate with Buyer by providing Buyer with drafts of documents to be produced by Seller under this Section 3.13 prior to submission to a governmental authority and to allow Buyer and Buyer’s counsel a reasonable period for review and comment and to consult with Buyer with regard to any comments or questions that Buyer may have. No failure of condition under this Section 3.13 shall arise, however, solely on account of Seller’s failure to adopt any of Buyer’s suggestions.

Closing Procedure. Subject to Section 4.1, the closing (the “Closing”) of the transaction contemplated herein shall occur at 12:00 p.m. on the Closing Date. The Closing shall be accomplished pursuant to customary escrow instructions (the “Escrow Instructions”) to be executed by and among Buyer, Seller and the Escrow Holder.

Retail Closing.

1.1.15      Notwithstanding anything to the contrary contained herein, in the event that the Retail Special Conditions Precedent are not satisfied (or waived in writing by Buyer) on or before the Closing Date (a “Retail Conditions Failure”), at Buyer’s option, the assignment of the Retail Ground Lease shall not occur at the scheduled closing of the assignment of the Hotel Ground Lease and the Option Agreement (the “Hotel and Option Closing”), but shall instead occur at the Retail Closing referred to in Section 4.1.2 below. If Buyer does not waive a Retail Conditions Failure, the Hotel and Option Closing shall proceed as scheduled and the Purchase Price shall be reduced by the amount allocated to the Retail Ground Lease on Schedule 2.2 attached hereto (the “Retail Allocation,” i.e. $20,000,000.00) and Seller’s obligation to sell, and Buyer’s obligation to buy, the Retail Ground Lease as contemplated by this Agreement shall be deferred in accordance with and subject to the provisions of Section 4.1.2 below. For purposes of clarification, in the event of a Retail Conditions Failure not waived by Buyer, Seller shall remain obligated to sell, and Buyer shall remain obligated to buy, the balance of the Property (excluding the Retail Ground Lease) on the Hotel and Option Closing Date in accordance with the terms of this Agreement.

1.1.16      At 12:00 p.m. on the date (the “Retail Closing Date”) that is ten (10) days after the date that the Retail Special Conditions Precedent are satisfied (or waived in writing by Buyer), Buyer shall be obligated to buy, and Seller shall be obligated to sell, the Retail Ground Lease (the “Retail Closing”) pursuant to the terms of this Agreement as though the Retail Ground Lease had not been excluded from the transaction contemplated by this Agreement under Section 4.1.1. The purchase price for the Retail Ground Lease (the “Retail Purchase Price”) shall be an amount equal to the Retail Allocation. In the event that the Retail Special Conditions Precedent have not been satisfied or waived on or before December 31, 2007, Seller shall have the right to terminate this Agreement, whereupon the Retail Escrow Deposit shall be returned to Buyer and neither party shall have any further obligation hereunder except for those obligations which expressly survive a termination of this Agreement.

1.1.17      The terms “Closing” and “Closing Date” as used in this Agreement shall refer to the Hotel and Option Closing and/or the Retail Closing and the Retail Closing Date, respectively, as the case may be. The parties agree that they shall respectively cause all relevant deliverables set forth in Section 4.2 below with respect to either Closing to be delivered to the Escrow Holder prior to the Hotel and Option Closing Date and the Retail Closing Date, respectively, to the full extent such deliverables are applicable to the relevant Closing.

Closing Deliveries. Prior to the Closing Date, the parties shall deliver to the Escrow Holder the following:

1.1.18      Seller Deliveries. Seller shall deliver to Escrow Holder the following:

(a)           Duly executed and acknowledged original assignment and assumption of the Hotel Ground Lease (the “Hotel Ground Lease Assignment and Assumption”) in the form of Exhibit H attached hereto, and (to the extent in Seller’s possession) a duly executed and acknowledged original Hotel Ground Lease Amendment;

(b)           Duly executed and acknowledged original assignment and assumption of the Retail Ground Lease (the “Retail Ground Lease Assignment and Assumption” and collectively with the Hotel Ground Lease Assignment and Assumption, the “Ground Lease Assignments”) in the form of Exhibit I attached hereto, and a duly executed and acknowledged original Retail Ground Lease Amendment;

(c)           Duly executed and acknowledged original assignment and assumption of Option Agreement (the “Option Agreement Assignment and Assumption”) in the form of Exhibit J attached hereto;

(d)           Duly executed original assignment and assumption of the License Agreement (the “License Agreement Assignment and Assumption”) in the form of Exhibit K attached hereto;

(e)           A duly executed and acknowledged original assignment and assumption of Management Agreement (the “Management Agreement Assignment and Assumption”) in the form of Exhibit L attached hereto;

(f)            A duly executed assignment and assumption document, (the “Other Assignment and Assumption Agreement”) attached hereto as Exhibit M, with respect to all of Seller’s right, title and interest to the Service Agreements, the Article 80 Agreements, the Room Agreements, the Equipment Leases and the Leases;

(g)           A duly executed Bill of Sale (“Bill of Sale”) in the form of Exhibit N with respect to all of Seller’s right, title and interest to the Property;

(h)           A duly executed original certificate of Seller (the “Seller Closing Certificate”) in the form of Exhibit O updating the representations and warranties contained in Section 6.1 to the Closing Date and noting any changes thereto;

(i)            A duly executed and acknowledged memorandum of the Hotel Ground Lease Assignment and Assumption (or an assignment of the existing memorandum of Hotel Ground Lease), in the proper form for recording in the appropriate jurisdiction;

(j)            A duly executed and acknowledged memorandum of the Retail Ground Lease Assignment and Assumption (or an assignment of the existing memorandum of Retail Ground Lease), in the proper form for recording in the appropriate jurisdiction;

(k)           A duly executed and acknowledged memorandum of the Option Agreement Assignment and Assumption (or an assignment of the existing memorandum of Option Agreement), in the proper form for recording in the appropriate jurisdiction ;

(l)            A duly executed original certificate of “non-foreign” status in the form of Exhibit P executed by Seller with respect to transfer of the Property;

(m)          Evidence reasonably satisfactory to Buyer and Title Company respecting the due organization, good standing and qualification to do business of Seller and the due authorization and execution of this Agreement and the documents required to be delivered hereunder;

(n)           To the extent they are then in Seller’s possession, and have not theretofore been delivered to Buyer:  (i) any plans and specifications for the Improvements; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements; (iii) all keys for the Improvements; (iv) originals of all Leases, all correspondence to or from any tenants, relating to the Leases; (v) originals of all Service Agreements that will remain in effect after the Closing; (vi) a set of guest registration cards; (vii) a list of advance room reservations and functions; (viii) a list of Seller’s outstanding accounts receivable as of midnight on the date prior to the Closing; (ix) all permits and licenses for the Property; and (x) all books and records relating solely to the operation of the Property (which materials under this clause (h) may be either delivered at Closing or left at the management office at the Property);

(o)           Tenant Notices to each of (i) the tenants under the Leases, duly executed by the Seller, addressed to each of such tenants;

(p)           Notices of the sale to Buyer to each of the vendors under the Service Agreements duly executed by the Seller, addressed to each of such vendors;

(q)           To the extent then in Seller’s possession, the Hotel Ground Lease Estoppel and Consent duly executed by Ground Lessor;

(r)            To the extent then in Seller’s possession, the Retail Ground Lease Estoppel and Consent duly executed by Ground Lessor;

(s)           To the extent then in Seller’s possession, the Management Agreement Estoppel duly executed by Manager.

(t)            To the extent then in Seller’s possession, the License Agreement Estoppel duly executed by Ground Lessor;

(u)           To the extent then in Seller’s possession, the Option Agreement Estoppel duly executed by Ground Lessor;

(v)           Duly executed and acknowledged resale certificates or other exemption certificates which are applicable to sales taxes on the transfer of personal property;

(w)          Payoff letters from the Existing Indebtedness Lenders;

(x)            A duly executed and acknowledged Interim Beverage Services Agreement;

(y)           Such additional documents as may be customarily required by Title Company, including those needed in order for the Title Company to issue its Title Policy to Buyer hereunder free of exceptions for parties in possession (other than the Tenants under the Leases) or mechanics liens and to insure over any “gap” between Closing and recording, so long as the same do not enlarge Seller’s liability beyond that contemplated hereunder;

(z)            To the extent then in Seller’s possession, duly executed and acknowledged (where appropriate) originals of the documents referenced in Section 3.13.5 and true and accurate copies of the documents referenced in Section 3.13.3, Section 3.13.4 and Section 3.13.6;

(aa)         The Amended PILOT Agreement, duly executed and acknowledged by the parties thereto; and

(bb)         Fully executed copies of the Leases referred to on Exhibit E attached hereto in the same form as the draft versions previously delivered to Buyer, or delivery of the premises described in such drafts free and clear of any rights of tenants or possession.

For avoidance of doubt, Seller’s delivery of items (q) through (u), inclusive, above in this Section 4.2.1 are a condition of Buyer’s Obligation to Close, whether or not such items are in Seller’s possession.

1.1.19      Buyer Deliveries. Buyer shall deliver to the Escrow Holder the following:

(a)           The Closing Payment in immediately available federal funds;

(b)           An original Hotel Ground Lease Assignment and Assumption for the Property, duly executed by Buyer;

(c)           An original Retail Ground Lease Assignment and Assumption for the Property, duly executed by Buyer;

(d)           An original Management Agreement Assignment and Assumption for the Property, duly executed by Buyer;

(e)           An original Option Agreement Assignment and Assumption for the Property, duly executed by Buyer;

(f)            An original License Agreement Assignment and Assumption for the Property, duly executed by Buyer;

(g)           An original of Other Assignment and Assumption Agreement, duly executed by Buyer;

(h)           An original Bill of Sale, duly executed by Buyer;

(i)            A duly executed original certificate of Buyer (“Buyer Closing Certificate”) in the form of Exhibit R updating the representations and warranties contained in Section 6.2 to the Closing Date and noting any changes thereto;

(j)            A duly executed and acknowledged Interim Beverage Services Agreement;

(k)           Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and

(l)            Such additional documents as may be reasonably required by Seller or Title Company in or to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein), the acceptability of which documents and instruments are conditions Buyer’s obligation to close.

1.1.20      Mutual Deliveries. Buyer and Seller shall mutually execute and deliver to the Escrow Holder, the following:

(a)           A Closing Statement reflecting the Purchase Price, and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby; and

(b)           Such transfer tax forms as required by state and local authorities.

Closing Costs. With reference to Closing, Seller shall pay (1) 50% of all escrow charges, (2) the brokerage commission payable at Closing to Pinnacle Realty Investments, Inc. (the “Broker”), under separate agreement between Broker and Seller, (3) all state, county and city excise taxes and transfer fees (including under G.L. c. 64D, Section 1) payable in connection with the assignment of the Ground Leases, (4) all sales taxes, if any, in connection with the transfer of the Personal Property, (5) any Transaction Rent coming due under the Hotel Ground Lease on account of the assignment of the Hotel Ground Lease, and (6) any costs or prepayment fees relating to the payoff of the Existing Indebtedness. Buyer shall pay (1) all recording charges, if any, in connection with the transfers contemplated hereby, (2) the premiums and costs of obtaining the Owner’s Policy, (3) Buyer’s due diligence costs and property inspection fees, including the cost of any additional environmental, asbestos, structural and physical audits it deems necessary, (4) the costs, if any, to update the Existing Surveys, (5) all fees, costs or expenses in connection with any financing obtained by Buyer in connection with the transaction contemplated hereby, and (7) 50% of all escrow charges. Seller shall pay all costs associated with the payoff of the Existing Indebtedness (including any exit or prepayment fees).

Prorations. The following provisions shall govern the adjustments and prorations that shall be made at Closing and the allocation of income and expenses from the Property between Seller and Buyer. Except as expressly provided in this Section 4.4, all items of operating revenue and operating expense of the Property, with respect to the period prior to 12:00:01 a.m. (the “Cut-Off Time”) local time at the Hotel on the Closing Date, shall be for the account of and paid by Seller and all items of operating revenue and operating expense of the Property with respect to the period after the Cut-Off Time, shall be for the account of and paid by Buyer.

(c)           Taxes.

(i)            All real estate taxes or payments in lieu thereof, personal property taxes and other assessments on the Property shall be prorated at Closing. Seller shall be responsible for all real property taxes or payments in lieu thereof and personal property taxes and other assessments for the tax periods prior to the Closing Date, and Buyer shall be responsible for all real property taxes or payments in lieu thereof and personal property taxes and other assessments for the tax periods from and after the Closing Date; however if any special improvement assessments on the Property are payable in installments, then the installments (including the current installment) shall be prorated as of the Cut-Off Time (with Buyer assuming the obligation to pay any installments payable after the Closing). If the real property tax rate or payments in lieu thereof, personal property tax rate or any assessment has not been set for the tax year in which the Closing occurs, then the proration of such real property tax or payments in lieu thereof, personal property tax or assessment shall be based on the previous tax bill for the preceding tax year for such tax or assessment which has not been set for the tax year in which the Closing occurs, and such proration shall be adjusted between Seller and Buyer upon presentation of written evidence that the actual taxes or payments in lieu thereof or assessment paid (determined as of the date such taxes or payments in lieu thereof or assessment are actually paid) for the tax year in which the Closing occurs differ from the amounts used at Closing and in accordance with Section 4.4.2. Seller shall consult with Buyer regarding any assessment for real property taxes for the 2007 tax year.

(ii)           The parties acknowledge that certain taxes accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes may be business and occupation taxes, retail sales and use taxes, gross receipts taxes, and other special lodging or hotel taxes. For purpose of this Agreement, all of such taxes (expressly excluding taxes and assessments covered by Section 4.4.1(a)(i) above, corporate franchise taxes, and federal, state, and local income taxes) (hereinafter referred to as “Operational Taxes”) shall be allocated between Seller and Buyer such that those attributable to the period prior to the Cut-Off Time shall be allocable to Seller and those attributable to the period from and after the Cut-Off Time shall be to Buyer (with the attribution of such taxes hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes may be based). Buyer shall receive a credit for any Operational Taxes attributable to the period prior to the Cut-Off Time which Seller has not paid. Except for the Operational Taxes for which (and in the amount for which) Buyer has received a credit under this Section 4.4(a)(ii), Seller shall be solely responsible for payment of the Operational Taxes with respect to the period prior to the Cut-Off Time, and Buyer shall be solely responsible for payment of such Operational Taxes with respect to the period after the Cut-Off Time (and those for which and in the amount for which it receives a credit).

(d)           Lease and Rental Expenses.  Collected rents and other charges from the Tenants shall be prorated between Seller and Buyer as of 11:59 P.M. on the day prior to the Closing Date.  If on the Closing Date there are past due rents or charges owed by Tenants, collection of such amounts shall be prorated when received.  If any payments of rent or other fixed charges received by Seller or Buyer on or after the Closing Date are payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the other party.  Seller is responsible, at its cost, to direct Manager to collect all past due amounts prior to Closing.  If any Lease contains obligations on the part of the Tenant for tax, escalation, percentage, or overage payments (“Additional Rent”) and such Additional Rent is not yet payable as of the Closing Date, then if Seller’s portion of such additional rent is collected by Buyer from the Tenant, Buyer shall remit such amounts to Seller.  Buyer will make reasonable efforts to collect all past due rents, if any, for Seller’s account, but Buyer shall not be obligated to commence dispossession or other legal proceedings.

(e)           Hotel Reservations and Revenues.

(i)            Reservations.  On the Closing Date, Seller shall request that Manager provide Buyer with its schedule of confirmed reservations for dates subsequent to the Closing Date (the “Bookings”), which schedule shall list the party for whose benefit the reservation was made, the amount of deposit thereunder, the amount of any room rental deposits, and the amount of any other deposits made for advance reservations, banquets or future services to be provided after the Closing Date.  Buyer will honor (or cause its manager to honor), for its account, all pre-Closing Date reservations as so confirmed by Seller for dates subsequent to the Closing Date at the rate or price previously agreed to by Seller (so long as such rates conform to customary rates charged by Seller).  Seller shall pay or credit to Buyer the amount of all unforfeited prepayments or deposits disclosed in such schedule.

(ii)           Guest Revenues.  Seller shall receive a credit for, and Buyer shall purchase from Seller, the Guest Ledger.  Such credit shall equal the amount of the accounts receivable (or 50% thereof in the case of the final night’s room revenue, including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocated to such rooms with respect to the night), less credit card charges, travel company charges and similar commissions.  Revenues from guest rooms in the Hotel occupied on the night containing the Cut-Off Time, including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini bars, in room food and beverage, telephone, facsimile and data communications, in room movie, laundry, and other service charges allocated to such rooms with respect to the night containing the Cut-Off Time shall be divided equally between Seller and Buyer; provided, however, that to the extent the times at which food and beverage sales, telephone, facsimile or data communication, in room movie, laundry, and other services are ordered by guests can be determined, the same shall be allocated between Seller and Buyer based on when orders for the same were received, with orders originating prior to Cut-Off Time being allocable to Seller, and orders originating from and after the Cut-Off Time being allocable to Buyer.  All other revenues from restaurants, lounges, and other service operations conducted at the Property shall be allocated based on whether the same accrued before or from and after the Cut-Off Time as described in the preceding sentence, and Seller shall instruct the Manager, and Buyer shall instruct its manager, to separately record sales occurring before and from and after the Cut-Off Time.  The foregoing amounts are referred to collectively as “Guest Revenues”.

(iii)          Banquet and Meeting Room Revenues.  Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Buyer, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller; (ii) one day functions commencing from and after the Cut-Off Time being allocable to Buyer; and (iii) multi day functions that include periods both before and after the Cut-Off Time being prorated between Seller and Buyer according to the period of time before and from and after the Cut-Off Time.  The foregoing amounts are referred to collectively as “Conference Revenues.”

(iv)          Unredeemed Gift Certificates and Vouchers.  Buyer shall receive a credit against the Purchase Price at Closing in the amount actually received by Seller on account of all redeemable, but unredeemed vouchers, gift certificates and other promotional materials (together, the “Vouchers”) which may be used as full or partial payment for any Hotel service including, room rentals, food and beverage service, or any other item either borne directly by the owner of the Hotel or which is reimbursable by the owner of the Hotel (i.e., if a gift certificate can be used to pay for items in the Hotel gift shop).  The parties also agree that no credit shall be given for any complimentary Vouchers. Seller shall request that Manager deliver to Buyer one (1) business day prior to the Closing Date a list of all such Vouchers.

(f)            Utilities and Insurance.  Buyer shall be responsible for all dealings with utility service providers with respect to any actions to change over accounts to Buyer as of the Closing Date.  All charges for utilities shall be prorated as of the Closing Date.  In the event the actual amounts for such charges for utilities or telephone calls are not known as of the Closing Date or cannot be billed separately to the responsible party, such charges shall be prorated between the parties as of the Closing Date once the actual amounts thereof become known.  If necessary, at the request of Buyer, Seller shall complete the customary forms required by any telephone company or telephone company service provider to assign the Property’s existing telephone numbers to Buyer.  Any fees payable by the owner of the Hotel in respect of the insurance policies maintained by Manager for the Property shall be prorated as of the Closing Date.  The parties shall request that Manager add Buyer as an additional named insured on any such insurance policies as of the Closing Date.

(g)           Permits.  Permit and license fees of assignable permits and licenses, if any, shall be prorated as of the Closing Date.

(h)           Service Agreements.  Fees and other amounts, including accrued employee expenses, payable and/or accrued under the Management Agreement and payments due under the other Service Agreements shall be prorated as of the Closing Date.  Seller shall be required to pay or cause to be paid (or reimbursed to Manager) or credit to Buyer at the Closing any accrued or earned wages, vacation pay, sick pay, bonuses, pension, profit-sharing and welfare benefits and other compensation and fringe benefits of all persons employed at the Property on or before the Closing Date, including any employment taxes or other fees or assessments attributable thereto; it being understood, however, that Seller shall not be required to pay any withdrawal liability with respect to any union employees.  The parties further agree that with respect to sick pay, at the end of the calendar year in which the Closing occurs, Buyer shall reimburse Seller for all unused sick pay credited to Buyer at Closing which did not carry over to the following calendar year.

1.1.21            Calculation.  The Seller shall prepare and deliver to Buyer a preliminary closing statement (the “Preliminary Closing Statement”) which shall show the net amount due either to Seller or Buyer as a result thereof, and such net amount will be added to, or subtracted from the payment of the Purchase Price to be paid to Seller pursuant to the terms hereof.  If any of the prorations or credits cannot be calculated based on actual figures, then they shall be calculated based on Seller’s good faith estimates thereof.  Within one hundred and twenty (120) days following the Closing Date, Buyer shall prepare and submit to Seller a recalculation of the prorations and credits, reflecting actual figures and not estimates.  Such recalculation shall be binding on Buyer and Seller unless Seller delivers to Buyer, within thirty (30) days after Seller has received such recalculation, a notice (“Audit Notice”) stating Seller does not agree with such calculations, and, if such notice is given, a nationally recognized accounting firm selected by Seller and reasonably approved by Buyer shall be engaged to make the final determination of such prorations and credits (the accounting firm engaged to make such determination herein called the “Accounting Firm”).  If Buyer notifies Seller after receipt of the Audit notice that it does not approve Walter & Shuffain, P.C. as the Accounting Firm (which Audit Notice shall request such approval or disapproval), then Buyer shall be deemed to approve either Price Waterhouse Coopers or Ernst and Young as the Accounting Firm unless within thirty (30) days after the delivery of an Audit Notice, Seller shall provide notice to Buyer of another Big Four accounting firm selected by Seller; if Buyer reasonably objects to the accounting firm so selected by Seller, Buyer shall give notice of disapproval within fifteen (15) days after the delivery of the notice from Seller of Seller’s selection (and if Buyer fails to give a notice of such disapproval within such fifteen (15) day period, Buyer will be deemed to have approved Seller’s selection).  If Buyer reasonably objects to the firm so selected by Seller within such fifteen (15) day period, Seller shall nominate another accounting firm, which shall be subject to Buyer’s reasonable approval using the same procedure as provided in the preceding sentence.  The fees and costs of the Accounting Firm in making such determination shall be borne as follows:  if the net amount of the prorations and credits determined by the Accounting Firm is within 2% of the net amount as determined by Buyer, Seller shall bear the entire fees and costs of the Accounting Firm in making such determination; and if the net amount of the prorations and credits determined by the Accounting Firm is greater than 2% of the net amount as determined by Buyer, Buyer shall bear the entire fees and costs of the Accounting Firm in making such determination.  Each of Seller and Buyer shall cooperate in good faith and act reasonably after Closing to assist Manager and  Accounting Firm in their determinations

1.1.22            Accounts Receivable.  Accounts Receivable shall be identified as of the Cut-Off Time.  Seller shall receive a credit for, and Buyer shall purchase from Seller, all accounts receivable (other than the Guest Ledger) that are less than ninety (90) days past due.  Such credit shall equal the amount of the accounts receivable, less (i) credit card charges, travel company charges and similar commissions and (ii) on all accounts receivable other than credit card receivables, a percentage discount for uncollectible amounts for past due receivables as mutually agreed upon by the parties prior to Closing not to exceed three percent (3%).  Subject to the following sentence, all accounts receivable and credit card claims for goods and services furnished prior to the Cut-Off Time that are not so purchased by Buyer shall remain the property of Seller and, to the extent Buyer receives any payments on account thereof after Closing (A) if the applicable account debtor who makes such payment then owes payment on one of Seller’s accounts receivable and no accounts receivable of Buyer, then Buyer shall immediately remit such amount (net of travel agent commissions or credit card company charges for payment of such claims) to Seller, and (B) if the applicable account debtor who makes such payment then owes payment on accounts receivable owing to Buyer and to Seller, such payments (net of travel agent commissions or credit card company charges for payment of such claims) shall be applied to pay accounts receivable in order of priority from the least-aged to the most-aged.  The foregoing shall apply to past due or accruing room rents and other customary Hotel charges including the guest and city ledgers.

1.1.23            Bank Accounts, Reserves, Inventory and Seller’s Deposits.  Buyer and Seller shall mutually agree upon the aggregate amount of cash in the house bank accounts, house banks and cash on hand as of the Closing Date (the “Aggregate Cash Amount”).  At the Closing, Seller shall be credited with the Aggregate Cash Amount, including without limitation any management account (but excluding the Fund account which will be treated in accordance with the provision of Section 3.5 hereof), to the Cut-Off Time.  For avoidance of doubt, Seller will receive a credit for all transferred cash accounts other than the Fund account, including the cash amount of working capital transferred at Closing and any amounts on deposit in any accounts established pursuant to Section 3.5.1(a), (b) or (d) of the Management Agreement.  All transferable deposits of Seller made for utilities, maintenance or service contracts, licenses, or otherwise, shall be transferred to Buyer and credited to Seller at Closing.  Seller shall not receive a credit at Closing for unopened Consumables, Inventory of Supplies and Inventory of Merchandise.

1.1.24            Health Club and Other Dues.  Prepaid health club and other revenues shall be prorated between Buyer and Seller as of the Cut-Off Time, with Buyer receiving a credit for the unearned health club and other revenue as of the Cut-Off Time.

1.1.25            Prepaids.  Seller shall receive a credit for prepaid expenses as of the Cut-Off Time, including prepaid expenses under contracts, advertising expenses, trade association dues and trade subscriptions, and fees for permits.  Prepaid advertising expenses shall only include advertising which will be published, mailed or aired after the Cut-Off Time.

1.1.26            Payables.  Seller shall use reasonable commercial efforts to pay off all trade accounts payable as of the Cut-Off Time.  To the extent unpaid, Buyer shall receive a credit for all accounts payable and accrued liabilities owing for goods and services furnished prior to the Cut-Off Time.  Buyer shall pay all accounts payable relating to goods and services for which orders have been placed but, as of the Cut-off Time, such goods and services have not yet been delivered or provided.  All fees, reimbursements and other amounts payable to the Manager under the Management Agreement shall be apportioned between Seller and Buyer as of the Cut-off Time.

1.1.27            Surviving Obligations.  The provisions of this Section 4.4 shall survive the Closing for a period of one (1) year, but shall not otherwise be subject to the limitations set forth in Section 9.2.1 hereof.

Condemnation or Destruction of Property.

Condemnation.  Seller agrees to give Buyer prompt notice of any notice it receives of any taking by condemnation (actual, pending or threatened) of any part of or rights appurtenant to the Property.  Buyer shall have the right to terminate this Agreement in the event of an actual, pending or threatened condemnation or temporary condemnation of longer than six (6) months that has or reasonably would be expected to have a material adverse impact on the operations of the Property, in which event the Escrow Deposit shall be returned to Buyer.  If Buyer does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and Seller shall assign to Buyer at the Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Buyer the amount, if any, of condemnation proceeds received by Seller between the date of this Agreement and Closing less any amounts which are reasonably allocated to lost earnings reasonably allocated or attributed to the period of time prior to Closing or which are used to repair or restore the applicable property prior to Closing.  Provided Buyer has not exercised its right to terminate this Agreement, Seller shall notify Buyer in advance regarding any proceeding or negotiation with respect to the condemnation and Buyer shall have the right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.

Fire or Other Casualty.  Seller shall give Buyer prompt notice of any fire or other casualty to the Property costing more than $100,000.00 to repair and occurring between the date of this Agreement and the Closing.  If, prior to Closing, the Property is damaged by fire or other casualty which is insured (without regard to deductibles) to an extent as would not cost (as to the damaged property) more than $8,000,000.00 and would not take longer than six (6) months to repair, and if the holders of the existing loans to Seller permit insurance proceeds to be used to repair and restore the Property, then the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Buyer at Closing all of Seller’s interest in any insurance proceeds (except only, rent loss and business interruption insurance, and any similar insurance attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price to the extent such deductibles or insurance proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration.  If any such damage due to fire or other casualty is insured and is to such an extent as would cost more than $8,000,000.00 or would take longer than six (6) months to repair, or if such holders will not permit insurance proceeds to be used to repair and restore the Property then, at Buyer’s option, Buyer may terminate this Agreement and the Escrow Deposit shall be returned to Buyer.  Should Buyer nevertheless elect to proceed to

Closing, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Buyer all of Seller’s interest in any insurance proceeds (except only, rent loss and business interruption insurance, and any similar insurance, in each case, attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, and Seller shall grant to Buyer a credit against the Purchase Price equal to the amount of the applicable deductible, to the extent such deductibles or insurance proceeds have not been previously expended or are otherwise required to reimburse Owner for actual expenditures of restoration.  If, prior to Closing, the Property is damaged by fire or other casualty which is uninsured and would cost more than $8,000,000.00 to repair or would take longer than six (6) months to repair, then, at Buyer’s option, Buyer may terminate this Agreement and the Escrow Deposit shall be returned to Buyer.  If Buyer does not elect to terminate this Agreement with respect to such uninsured casualty in the immediately preceding sentence, or if any uninsured casualty would not cost more than $8,000,000.00 to repair and would not take longer than six (6) months to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair casualty not to exceed such $8,000,000.00.

Representations, Warranties and Covenants.

Representations, Warranties and Covenants of Seller.

1.1.28            General Disclaimer.  Except as specifically set forth in Section 6.1.2 below or elsewhere in this Agreement or in the Ground Lease Assignments, the sale of the Property hereunder is and will be made on an “as is” basis, without representations and warranties of any kind or nature, express, implied or otherwise, including any representation or warranty concerning title to the Property, the physical condition of the Property, the environmental condition of the Property (including the presence or absence of hazardous substances on or respecting the Property), the compliance of the Property with applicable laws and regulations (including zoning and building codes or the status of development or use rights respecting the Property), the financial condition of the Property (whether historic or projected in pro forma figures or otherwise made available by Seller, Manager or any other Person) or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof.  Buyer acknowledges that, during the Due Diligence Period, Buyer will examine, review and inspect all matters which in Buyer’s judgment bear upon the Property and their respective values and suitability for Buyer’s purposes.  Except as to matters specifically set forth in Section 6.1.2 below or elsewhere in this Agreement or in the Ground Lease Assignments or other closing documents, Buyer will acquire the Property solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Owner’s Policy.

1.1.29            Limited Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as set forth in this Section 6.1.2.  For the purposes of this Agreement and the documents to be delivered pursuant hereto, references to “To Seller’s knowledge” or “Seller’s actual knowledge” or “Seller has no knowledge” shall mean the actual, present, conscious knowledge of Joseph Fallon, Stephen R. Karp or Steven S. Fischman (collectively, the “Seller Knowledge Individuals”), such individuals being the executives, other than persons working on behalf of the Manager, working on behalf of Seller who have the most knowledge regarding the Property on the date of this Agreement without any investigation or inquiry, but such individuals shall not have any individual liability in connection herewith.  Without limiting the foregoing, Buyer acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement.  Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals:

(i)            Due Organization and Authority.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the Commonwealth of Massachusetts.  Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of Seller necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of Seller have been taken and this Agreement constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to principles of equity.

(ii)           No Consent.  Other than the consent of the Ground Lessor and the Manager, Seller’s execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of Seller’s obligations under the instruments required to be delivered by Seller at the Closing, do not and will not require the consent, approval or other authorization of any Person under Seller’s organizational documents, or to Seller’s knowledge, of any other Person or governmental authority, or the registration, declaration or filing with, or payment of any premium, fee or penalty to any governmental authority (excepting the payment of Transaction Rent in accordance with the Hotel Ground Lease and interest reserved for the remainder of the term of the loan made by the City of Boston which Seller shall pay at Closing, and the recordation of Closing documents to the extent contemplated in this Agreement and any transfer taxes payable in connection therewith) and, except for the potential lien for real estate taxes not overdue as provided in the PILOT Agreement, do not and will not result in the creation of or claim of any lien, charge or encumbrance upon the Property or any portion thereof or any violation of, or default under, any law, regulation, rule, order or judgment of any governmental authority or any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Seller is a party or by which Seller is bound, excepting only where any of the foregoing matters in this item (ii) would not have a Material Adverse Affect.

(iii)          Litigation.  Seller has not received written notice of any (nor has, to Seller’s knowledge, Manager received any written notice of any) material litigation, investigation or proceeding pending nor, to Seller’s knowledge, is any contemplated or threatened against Seller.

(iv)          Foreign Person.  Seller is not a “foreign person” as defined in Section 1445(1)(3) of the Code.

(v)           Anti-Terrorism.  Neither Seller nor to Seller’s knowledge, any of its respective constituent owners or affiliates are in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

(vi)          Bankruptcy Proceedings.  Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.  Seller is not insolvent, and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.

(vii)         Leases.  There are no leases of or licenses or concessions for space in the Property which will be in force after the Closing and under which Seller is the landlord (whether by it or its agent entering into the leases or acquiring the Property subject to the leases) other than the Leases.  All of the Leases are in full force and effect and none of them has been amended except as set forth in Exhibit E.  Except as set forth on Exhibit E, there are no security deposits under the Leases.  There are no construction allowances, brokerage commissions, or fees or similar inducements due now or payable in the future in connection with the Leases.  To Seller’s knowledge, Seller has performed all material work required to be performed by Seller under the Leases.  To Seller’s knowledge, Seller has delivered to Buyer true, correct and complete copies of the Leases.  To Seller’s knowledge, Seller is not in default in any material respect under the Leases and there is no existing condition that, with notice or passage of time or both, would constitute a material default by Seller under any of the Leases.  To Seller’s knowledge, no other party to a Lease is in default in any material respect under such Lease and there is not existing condition that, with notice or passage of time or both, would constitute a material default by such party under any Lease.

(viii)        Service Agreements and Equipment Leases.  Seller has not entered into and, to Seller’s knowledge, there are not, any service, supply, maintenance, capital improvement, equipment leasing, employment, collective bargaining, union or similar contracts relating to the Property which will be in force after the Closing, except for the Service Agreements, Equipment Leases, and New Collective Bargaining Agreement.  By not later than January 10, 2007, Seller shall have provided Buyer with access to true, correct and complete copies of all Service Agreements and Equipment Leases which require payment in excess of $10,000.00 per year (the “Material Contracts”).  Except as may be set forth on the Exhibit to be provided by Seller on or before January 10, 2007, all Service Agreements and Equipment Leases which are not Material Contracts (i) are terminable by Seller upon 30 days notice, (ii) are freely transferable to Buyer and (iii) do not contain any rights in favor of third parties to purchase, occupy or encumber all or any portion of the Property.  To Seller’s knowledge, all of the Service Agreements and Equipment Leases are in full force and effect, Seller is not in default in any material respect under the Service Agreements and Equipment Leases and there is no existing condition that, with notice or the passage of time would constitute a material default by Seller under any Service Agreement or Equipment Lease.  To Seller’s knowledge, no other party to a Service Agreement or Equipment Lease is in default in any material respect under any of the Service Agreements or Equipment Leases.

(ix)           Hotel Ground Lease.  The Hotel Ground Lease is comprised solely of the following documents:  Hotel Ground Lease, Reciprocal Easement Agreement between Boston Convention Center Hotel LLC and BCCH Retail LLC dated May 27, 2004, including Limited Joinder of Massachusetts Convention Center Authority; Room Block Commitment Agreement by and among Massachusetts Convention Center Authority, Boston Convention Center Hotel LLC, and Westin Management Company East, dated May 27, 2004; Agreement Regarding Service Contracts and Permit among Starwood Hotels and Resorts Worldwide, Inc., Starwood Carpenter Convention Hotel LLC, Boston Convention Associates, LLC, and Boston Convention Center Hotel LLC dated May 27, 2004; and Letter Agreement dated September 19, 2006 regarding Additional Improvements for Headquarters Hotel.  Except as set forth in such documents, neither Ground Lessor nor Hotel Seller, as ground lessee, has any rights or obligations in respect of the Hotel Land and the Improvements.  Hotel Seller has delivered true, correct and complete copies of the Hotel Ground Lease to Buyer and neither Ground Lessor nor Hotel Seller, as ground lessee, has waived, canceled or surrendered any of its rights thereunder.  The Hotel Ground Lease is in full force and effect.  Hotel Seller has not received written notice of default by it, nor, to Seller’s knowledge, is it or the Ground Lessor in default in the performance of any of its obligations thereunder, nor is Seller aware of any event which could or may give either party thereunder the right to give a notice of default to the other; no litigation or, to Hotel Seller’s knowledge, any threat thereof, exists between Hotel Seller, as lessee, and Ground Lessor, or between the Ground Lessor or Hotel Seller as lessee and any third parties, with respect to the Hotel Ground Lease; and the Hotel Ground Lease has not been further modified, supplemented or amended in any respect.  All rent, charges or other payments due lessor from Hotel Seller as lessee under the Hotel Ground Lease have been paid to the extent they are payable through the date of this Agreement.

(x)            Retail Ground Lease.  The Retail Ground Lease is comprised solely of the following documents:  Retail Ground Lease, Reciprocal Easement Agreement between Boston Convention Center Hotel LLC and BCCH Retail LLC dated May 27, 2004, including Limited Joinder of Massachusetts Convention Center Authority.  Except as set forth in such documents, neither Ground Lessor nor Retail Seller, as ground lessee, has any rights or obligations in respect of the Retail Land and the Improvements.  Retail Seller has delivered true, correct and complete copies of the Retail Ground Lease to Buyer and neither Ground Lessor nor Retail Seller, as ground lessee, has waived, canceled or surrendered any of its rights thereunder.  The Retail Ground Lease is in full force and effect.  Retail Seller has not received written notice of default by it, nor, to Seller’s knowledge, is it or the Ground Lessor in default in the performance of any of its obligations thereunder, nor is Seller aware of any event which could or may give either party thereunder the right to give a notice of default to the other; no litigation or, to Retail Seller’s knowledge, any threat thereof, exists between Retail Seller, as lessee, and Ground Lessor, or between the Ground Lessor or Retail Seller as lessee and any third parties, with respect to the Retail Ground Lease; and the Retail Ground Lease has not been further modified, supplemented or amended in any respect.  All rent, charges or other payments due lessor from Retail Seller as lessee under the Retail Ground Lease have been paid to the extent they are payable through the date of this Agreement.

(xi)           License Agreement.  Seller has delivered true, correct and complete copies of the License Agreement and neither Ground Lessor, as licensor, nor Hotel Seller, as licensee, has waived, canceled or surrendered any of its rights thereunder.  The License Agreement is in full force and effect Hotel Seller has not received written notice of default by it, nor, to Seller’s knowledge, is it or the Ground Lessor in default in the performance of any of its obligations thereunder, nor is Seller aware of any event which could or may give either party thereunder the right to give a notice of default to the other; no litigation or, to Hotel Seller’s knowledge, any threat thereof, exists between Hotel Seller, as licensee, and Ground Lessor, as licensor, or between the Ground Lessor or Hotel Seller as licensee and any third parties, with respect to the License Agreement; and the License Agreement has not been further modified, supplemented or amended in any respect.  All rent, charges or other payments due Ground Lessor from Hotel Seller as licensee under the License Agreement have been paid to the extent they are payable through the date of this Agreement.

(xii)          Option Agreement.  Seller has delivered true, correct and complete copies of the Option Agreement and neither Ground Lessor, as optionor, nor Hotel Seller, as optionee, has waived, canceled or surrendered any of its rights thereunder.  The Option Agreement is in full force and effect.  Hotel Seller has not received written notice of default by it, nor, to Seller’s knowledge, is it or the Ground Lessor in default in the performance of any of its obligations thereunder, nor is Seller aware of any event which could or may give either party thereunder the right to give a notice of default to the other; no litigation or, to Hotel Seller’s knowledge, any threat thereof, exists between Hotel Seller, as optionee, and Ground Lessor, as optionor, or between the Ground Lessor or Hotel Seller as optionee and any third parties, with respect to the Option Agreement; and the Option Agreement has not been further modified, supplemented or amended in any respect.  Hotel Seller, as optionee, has not exercised the option granted pursuant to the Option Agreement.

(xiii)         Environmental Matters.  The Environmental Reports represent all of the environmental reports with respect to the Property in the possession or control of Seller.  Except for any and all matters that are disclosed in the Environmental Reports, Seller has not received written notice from any governmental authority, and Seller has no knowledge, of violations of environmental laws, ordinances or regulations with respect to the Property.  Except for any and all matters that are disclosed in the Environmental Reports, to Seller’s knowledge, there is no presence of any hazardous materials, hazardous substances, toxic substances or wastes (as defined in or regulated by any federal, state or local laws, ordinances or regulations) on, under, in, at or emanating from the Property except in compliance with such laws, ordinances and regulations.

(xiv)        Condemnations and Assessments.  There is no condemnation either instituted or, to Seller’s knowledge, threatened, which would affect the Property, and neither Seller nor, to Seller’s knowledge, Manager has received written notice of any special assessment affecting the Property.

(xv)         Insurance.  Neither Seller nor, to Seller’s knowledge, Manager has received written notice from any insurance company of any defects or inadequacies in the Property that would affect adversely its insurability or increase the cost of insurance.

(xvi)        Legal Requirements.  Seller and, to Seller’s knowledge, Manager, have not received written notice from any governmental authority alleging a violation of any legal requirement or absence, suspension, revocation or non-renewal of any license or permit that has not been corrected, cured or otherwise resolved or seeking to audit or investigate compliance of the Hotel with any applicable legal requirement, which audit or investigation has not been completed or otherwise resolved.

(xvii)       Financial Information.  Seller has delivered to Buyer true and accurate copies of the Financial Information.

(xviii)      No Options.  Seller has not granted any option, right of first offer or refusal or similar right in favor of any person to purchase or otherwise acquire the Property, the Hotel, any portion thereof or any interest therein.

(xix)         Audits.  Seller and, to Seller’s knowledge, Manager, has not received any written notice of any audit of any taxes payable or tax delinquency with respect to the Property which has not been resolved or completed.

(xx)          Personal Property.  Seller has good and marketable title to or a valid leasehold interest in its interest in all its Personal Property and, subject to any equipment leases listed in the schedule of Service Agreements, all such Personal Property shall be free and clear of all encumbrances at Closing.  Seller has not transferred any Personal Property (including the Personal Property it acquired when Seller first acquired the Property), except in the ordinary course of Seller’s business.

(xxi)         Employees.  Seller has no employees working at the Property, and all employees working at the Property on behalf of Seller are employees of Manager.  Seller has not itself established any retirement, health insurance, vacation, pension, profit sharing or other benefit plans relating to the operation or maintenance of the Property.  To Seller’s knowledge as of the date of this Agreement, Seller has not received any written notice nor to Seller’s knowledge has Manager informed Seller of any actual or threatened union strikes, work stoppages or slow downs or any other labor disputes concerning individuals employed at the Property.  Manager has informed Seller that Manager’s current collective bargaining agreement is due to expire February 1, 2007 and that Manager is engaged in negotiations regarding the replacement, extension or renewal of the collective bargaining agreement (a “New Collective Bargaining Agreement”).

(xxii)        Taxes.  Within the times and in the manner prescribed by law, Seller has filed all federal, state and local tax returns required by law and has paid all applicable sales, use, withholding, real and personal property, income, FICA, employment and other taxes, assessments and penalties due and payable, in connection with the Property.  There are no proceedings pending, or to the best of Seller’s knowledge, threatened with or by any taxing authorities as to taxes of any nature payable by Seller or its affiliates in connection with the Property.

Representations and Warranties of Buyer.  Buyer hereby represents and warrants to and covenants with Seller that:

1.1.30            Due Organization and Authority.  Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of Buyer necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of Buyer have been taken and this Agreement constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to principles of equity.

1.1.31            OFAC.

(a)           Buyer and, to Buyer’s knowledge, its beneficial, controlling constituent owners and affiliates, are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001)  (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(b)           Neither Buyer nor, to Buyer’s knowledge, its beneficial, controlling constituent owners and affiliates:

(i)            is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii)           has been arrested for money laundering or for predicate crimes to money laundering, convicted or pled nolo contendere to charges involving money laundering or predicate crimes to money laundering;

(iii)          has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(iv)          is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(v)           shall transfer any interest in Buyer or such parties to any Person who is, or whose beneficial owners are, listed on the Lists; or

(vi)          shall assign this Agreement or any interest herein, to any Person who is listed on the Lists or who is engaged in illegal money laundering.

If Buyer or any constituent owner or affiliate of Buyer becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Buyer shall immediately notify Seller upon Buyer’s obtaining knowledge thereof.  Buyer shall have ten (10) business days to remove such party from any interest in Buyer or Seller may terminate this Agreement upon written notice to Buyer, whereupon the Escrow Deposit shall be returned to Buyer and neither party shall have any further obligation hereunder except for those obligations which expressly survive a termination of this Agreement.

1.1.32            Liquor License. Buyer understands that, among the requirements of the state in which the Property is located, that govern the issuance of the liquor licenses with which it will be required to comply, are the following:  Buyer will be required to submit personal background information, including social security numbers and driving records, on Buyer’s managers and Buyer will further be required to submit such information on the owners and managers of any company which directly or indirectly controls Buyer.  Buyer shall comply with these requirements.

1.1.33            Bankruptcy Proceedings.  Buyer is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.  Buyer is not insolvent, and the consummation of the transactions contemplated by this Agreement shall not render Buyer insolvent.

1.1.34            No Violation.  Buyer’s execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of Buyer’s obligations under the instruments required to be delivered by Buyer on the Closing Date, do not and will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Buyer is a party or by which Buyer is bound.

1.1.35            Litigation.  Buyer has not received written notice of any litigation, investigation or proceeding pending nor, to the best of Buyer’s knowledge, is any contemplated or threatened against Buyer that would materially impair or materially adversely affect Buyer’s ability to perform its obligations under this Agreement or any other instrument or document related hereto.

1.1.36            ERISA.  Neither (i) any assets of Buyer, nor (ii) any funds to be used by Buyer with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, pursuant to “ERISA” (as hereinafter defined) or the “Code” (as hereinafter defined) considered for any purpose of ERISA or Section 4975 of the Code to be assets of a “Plan” (as hereinafter defined).  Buyer is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan.  Neither the execution or delivery of this Agreement by Seller, nor the performance by Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.  For the purposes hereof the following terms shall have the following meanings:  “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee Retirement

Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

1.1.37            Qualified Transferee.  Buyer knows of no reasonable basis upon which Ground Lessor could withhold its consent to the assignment of either of the Hotel Ground Lease or the Retail Ground Lease to Buyer or its proposed assignee or nominee.  Buyer hereby covenants and agrees to provide to Seller and Ground Lessor all of the information and documentation that Ground Lessor may reasonably require or that is expressly required in the Hotel Ground Lease or the Retail Ground Lease as a basis for evaluating a requested consent to assignment.  Buyer and its proposed assignee or nominee meet the criteria set forth in Section 9.3.1 of the Management Agreement with respect to assignments to Persons not requiring the Manager’s consent.  Buyer hereby covenants and agrees to provide to Seller and Manager all of the information and documentation that Manager may reasonably require or that is expressly required in the Management Agreement as a basis for making a determination that Buyer and its proposed assignee or nominee meet the criteria set forth in Section 9.3.1 of the Management Agreement.

1.1.38            No Reliance on Seller’s Warranties.  BUYER ACKNOWLEDGES AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY FINANCING CONTINGENCY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY DOCUMENTS EXECUTED BY SELLER AT CLOSING, THE SALE AND TRANSFER OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR RESPECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS, ENCUMBRANCES AND REGULATIONS (INCLUDING ZONING, SIGNAGE, PARKING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT, SIGNAGE AND USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY, OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF.  BUYER ACKNOWLEDGES THAT DURING THE DUE DILIGENCE PERIOD, BUYER SHALL EXAMINE, REVIEW AND INSPECT ALL MATTERS WHICH IN BUYER’S JUDGMENT BEAR UPON THE PROPERTY AND THEIR VALUE AND SUITABILITY FOR BUYER’S PURPOSES.  EXCEPT AS TO MATTERS EXPRESSLY SET FORTH IN THIS AGREEMENT ANY DOCUMENTS EXECUTED BY SELLER AT CLOSING, BUYER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PARTIES SPECIFICALLY ACKNOWLEDGE THAT BUYER HAS HAD, AND, DURING THE DUE DILIGENCE

PERIOD, SHALL HAVE, AN OPPORTUNITY TO FULLY INSPECT THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL CONDITION OF THE REAL PROPERTY AND THE PERSONAL PROPERTY (INCLUDING ALL ENVIRONMENTAL CONCERNS), AND THE PURCHASE PRICE HAS BEEN NEGOTIATED TO ELIMINATE ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, RELATING TO THE CONDITION OF THE PROPERTY AND ALL ASPECTS AND ATTRIBUTES THEREOF, INCLUDING, WITHOUT LIMITATION, ALL ENVIRONMENTAL MATTERS.  CONSEQUENTLY, EXCEPT AS MAY BE EXPRESSLY PROVIDED HEREIN, THIS CLAUSE BARS ALL CLAIMS, WHETHER OR NOT PRESENTLY KNOWN, BROUGHT BY BUYER CONCERNING THE CONDITION OF THE PROPERTY AND ALL ASPECTS AND ATTRIBUTES THEREOF, SPECIFICALLY INCLUDING, WITHOUT LIMITATION, ALL CLAIMS PURSUANT TO ANY ENVIRONMENTAL LAW, RULE OR REGULATION OR OTHERWISE.  NOTWITHSTANDING THE PARTIES’ INTENT THAT ALL SUCH CLAIMS BE BARRED, SHOULD A COURT OF COMPETENT JURISDICTION DEEM OTHERWISE, THE PRESENCE OF THIS SECTION IS INTENDED BY THE PARTIES TO SERVE, AND SHALL SERVE, AS THE OVERWHELMING, PRIMARY FACTOR IN ANY EQUITABLE APPORTIONMENT OF DAMAGES UNDER ANY APPLICABLE ENVIRONMENTAL LAW, RULE OR REGULATION OR OTHERWISE.  MOLD OCCURS NATURALLY IN ALMOST ALL INDOOR ENVIRONMENTS.  MOLD SPORES MAY ALSO ENTER A STRUCTURE THROUGH OPEN DOORWAYS, WINDOWS OR A VARIETY OF OTHER SOURCES.  BUYER ACKNOWLEDGES THAT THE IMPROVEMENTS MAY BE LOCATED IN A CLIMATE WHICH MAY BE CONDUCIVE TO THE GROWTH OF MOLD AND/OR MILDEW, AND THAT IT IS NECESSARY TO PROVIDE ONGOING PROPER VENTILATION AND DEHUMIDIFICATION OF THE IMPROVEMENTS TO RETARD OR PREVENT THE GROWTH OF MOLD AND/OR MILDEW.  MOLD AND/OR MILDEW MAY BE PRESENT DURING OR AFTER CONSTRUCTION IN THE INDOOR AIR AND/OR ON THE INTERIOR SURFACES OF THE IMPROVEMENTS, INCLUDING, BUT NOT LIMITED TO, WALL CAVITIES, ATTICS, WINDOWS AND/OR ON THE EXTERIOR SURFACES OF THE IMPROVEMENTS OR ANY PART THEREOF.  BUYER AND SELLERS HEREBY SPECIFICALLY AGREE THAT SELLERS SHALL NOT BE RESPONSIBLE FOR THE PREVENTION OF MOLD AND/OR MILDEW OR ANY DAMAGE, PERSONAL INJURY, LOSS OF INCOME, EMOTIONAL DISTRESS, DEATH, LOSS OF USE, DIMINUTION OR LOSS OF VALUE OF THE PROPERTY, ECONOMIC DAMAGES, PROPERTY DAMAGE, PERSONAL INJURY, OR ADVERSE HEALTH EFFECTS RELATING TO, ARISING FROM, RESULTING FROM OR CAUSED BY MOLD AND/OR MILDEW ACCUMULATION REGARDLESS OF THE CAUSE OF SAID MOLD AND/OR MILDEW.

1.1.39            Buyer Knowledge Individuals.  For the purposes of this Agreement and the documents to be delivered pursuant hereto, references to “To Buyer’s knowledge” or “Buyer’s actual knowledge” or “Buyer has no knowledge” shall mean the actual, present, conscious knowledge of Michael D. Schecter, John Williams or Mark Brugger (collectively, the “Buyer Knowledge Individuals”), such individuals being the executives working on behalf of Buyer who have the best knowledge of the business and affairs of Buyer and the transactions contemplated under this Agreement on the date of this Agreement without any investigation or inquiry, but such individuals shall not have any individual liability in connection herewith.  Without limiting the foregoing, Seller acknowledges that the Buyer

Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Buyer, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Buyer set forth in this Agreement.  Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Buyer Knowledge Individuals or of any other individual or entity, shall be imputed to the Buyer Knowledge Individuals

Survival.  The representations, warranties and covenants of Seller under this Agreement applicable only to the Retail Ground Lease and the Retail Closing, and those applicable to Hotel and Option Closing and to the remainder of the Property, and in any certificate or document delivered pursuant hereto or in connection herewith, shall survive the applicable Closing for a period of twelve (12) months from the applicable Closing Date (being herein called the “Survival Period”).  Each such representation and warranty of Seller shall automatically be null and void and of no further force and effect on the first day following the expiration of the applicable Survival Period as to such representation and warranty, unless, prior to the expiration of such Survival Period as to such representation and warranty, Buyer shall have provided Seller with a notice alleging that Seller is in breach of such representation or warranty and specifying in reasonable detail the nature of such breach.  Buyer shall allow Seller sixty (60) days after its notice within which to cure such breach or if such breach cannot be cured within such sixty (60) day period, and Seller notifies Buyer it wishes to extend its cure period (the “Cure Extension Notice”), such additional reasonable period of time (not to exceed an additional sixty (60) days) as is required to cure the same so long as such cure has been commenced within such sixty (60) day period and is being diligently pursued to completion.  The applicable representations, warranties and covenants of Buyer under this Agreement, and in any certificate or document delivered pursuant hereto or in connection herewith, shall survive the applicable Closing for a period of twelve (12) months from the applicable Closing Date.

Interim Covenants of Seller.  Until the Closing Date or the sooner termination of this Agreement:

1.1.40            Maintenance/Operation.  Seller shall cause the Property to be maintained, repaired and operated in all material respects in the same manner as prior hereto pursuant to its normal course of business (including making capital expenditures and expenditures of FF&E reserves in such normal course of business).  Such continuing operation shall include delivering the Property to Buyer at Closing with such levels of inventories and supplies as Seller has found sufficient in its operation of its business at the Property.

1.1.41            Service Contracts.  Seller shall not enter into (and, subject to clause (2) below, shall not permit Manager to enter into) any additional Service Agreements or other similar agreements without the prior consent of Buyer, which shall not be unreasonably withheld, except for (1) those deemed reasonably necessary by Seller which are cancelable on thirty (30) days’ notice without penalty and (2) those entered into by Manager which do not require Seller’s consent.

1.1.42            Leases.  Except to the extent required under the Management Agreement without Seller’s consent, Seller shall not enter into (and shall not permit Manager to enter into) any new Leases or material modifications of Leases or terminate any Leases without

Buyer’s express written consent which shall not be unreasonably withheld or delayed and shall be deemed given if Buyer, within seven (7) business days after Seller requests Buyer’s approval to a proposed new lease or material modification or termination of a Lease and provides Buyer with such information as is reasonable and appropriate for Buyer to determine whether to grant or withhold approval, fails to give Seller written notice of its disapproval thereof and the reasons therefor.  Notwithstanding anything herein to the contrary, if the Closing occurs, Buyer shall bear all costs and expenses related to any new Leases or modifications, extensions, expansions, options or renewals of existing Leases entered into after the date hereof pursuant to this subsection (including tenant improvement costs and leasing commissions, but excluding free rent allocable to any period prior to the Closing Date) and, without limitation on the foregoing, the prorations at Closing shall include an appropriate credit to Seller consistent with the foregoing.

1.1.43            Hotel Ground Lease Covenants.

(a)           Hotel Seller shall pay the rent and all other sums and charges mentioned in, and payable under, the Hotel Ground Lease when due.

(b)           Hotel Seller shall perform and observe all of the terms, covenants and conditions required to be performed and observed by the lessee under the Hotel Ground Lease, the breach of which would permit any party to the Hotel Ground Lease, and shall not do any act which would permit any party to the Hotel Ground Lease, validly to terminate the Hotel Ground Lease (including, without limitation, all payment obligations), and shall not waive, excuse or discharge any of the obligations of Ground Lessor without Buyer’s prior written consent in each instance.

(c)           Promptly following the expiration of the Due Diligence Period, Seller shall request the consent or approval of Ground Lessor of the transactions contemplated hereby to the extent required pursuant to the terms of the Hotel Ground Lease.

(d)           Except with respect to the Hotel Ground Lease Amendment, Hotel Seller shall not cancel, terminate, surrender, modify or amend or in any way alter, sublet or surrender all or any portion of the Hotel Land or the Improvements, agree to the alteration of any of the provisions of the Hotel Ground Lease or agree to any termination, amendment, modification or surrender of the Hotel Ground Lease without Buyer’s prior written consent in each instance.

(e)           Hotel Seller shall deliver to Buyer copies of any notice of default by any party under the Hotel Ground Lease, or of any notice from Ground Lessor of its intention to terminate the Hotel Ground Lease or to re-enter and take possession of the Hotel Land and the Improvements, immediately upon delivery or receipt of such notice, as the case may be.

(f)            Hotel Seller shall promptly furnish to Buyer copies of such information and evidence as Buyer may reasonably request concerning Hotel Seller’s due observance, performance and compliance with the terms, covenants and conditions of the Hotel Ground Lease.

(g)           Hotel Seller shall use commercially reasonable efforts, not including the payment of any money to Ground Lessor or the initiation of any legal proceeding, to obtain and deliver to Buyer, the Hotel Ground Lease Estoppel and Consent duly executed by Ground Lessor.

1.1.44            Retail Ground Lease Covenants.

(a)           Retail Seller shall pay the rent and all other sums and charges mentioned in, and payable under, the Retail Ground Lease when due.

(b)           Retail Seller shall perform and observe all of the terms, covenants and conditions required to be performed and observed by the lessee under the Retail Ground Lease, the breach of which would permit any party to the Retail Ground Lease, and shall not do any act which would permit any party to the Retail Ground Lease, validly to terminate the Retail Ground Lease (including, without limitation, all payment obligations), and  shall not waive, excuse or discharge any of the obligations of Ground Lessor without Buyer’s prior written consent in each instance.

(c)           Promptly following the expiration of the Due Diligence Period, Seller shall request the consent or approval of Ground Lessor of the transactions contemplated hereby to the extent required pursuant to the terms of the Retail Ground Lease.

(d)           Except with respect to the Retail Ground Lease Amendment, Retail Seller shall not cancel, terminate, surrender, modify or amend or in any way alter, sublet or surrender all or any portion of the Retail Land or the Improvements, agree to the alteration of any of the provisions of the Retail Ground Lease or agree to any termination, amendment, modification or surrender of the Retail Ground Lease without Buyer’s prior written consent in each instance.

(e)           Retail Seller shall deliver to Buyer copies of any notice of default by any party under the Retail Ground Lease, or of any notice from Ground Lessor of its intention to terminate the Retail Ground Lease or to re-enter and take possession of the Retail Land and the Improvements, immediately upon delivery or receipt of such notice, as the case may be.

(f)            Retail Seller shall promptly furnish to Buyer copies of such information and evidence as Buyer may reasonably request concerning Retail Seller’s due observance, performance and compliance with the terms, covenants and conditions of the Retail Ground Lease.

(g)           Retail Seller shall use commercially reasonable efforts, not including the payment of any money to Ground Lessor or the initiation of any legal proceeding, to obtain and deliver to Buyer the Retail Ground Lease Estoppel and Consent duly executed by Ground Lessor.

1.1.45            Hotel Management Agreement Indemnity.  Buyer shall indemnify, defend and hold harmless Seller from and against any claim by Manager (and all obligations, claims, liabilities, damages, losses, cost or expenses, including reasonable attorneys’

fees and court costs, resulting therefrom) by reason of a default by the owner under the Management Agreement occurring and attributable to the period on or after the Closing Date.  Seller shall indemnify, defend and hold harmless Buyer from and against any claim by Manager (and all obligations, claims, liabilities, damages, losses, cost or expenses, including reasonable attorneys’ fees and court costs, resulting therefrom) by reason of a default by the owner under the Management Agreement occurring or attributable to the period prior to the Closing Date.  The indemnity obligations set forth in this Section 6.4.6 shall be subject, in the case of Seller, to the limitations of Section 9.2, and shall survive the Closing in the case of both parties.

1.1.46            Reservations and Bookings.  Seller shall use commercially reasonable efforts to cause Manager to continue to take guest room reservations and to book functions and meetings and otherwise to market and promote the business of the Hotel in accordance with the terms of the Management Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges charged by Seller and Manager for such purposes in the ordinary course of business consistent with the Management Agreement.

1.1.47            Notice of Proceedings.  Seller shall promptly advise Buyer of any litigation, arbitration or administrative hearing, or any written threat to commence any of the foregoing, concerning or relating to the Property or the operation thereof, of which Seller obtains knowledge.

1.1.48            Removal of Property.  Seller shall refrain and use commercially reasonable efforts to cause Manager to refrain from removing any portion of the Property without the prior written consent of Buyer, except in the normal course of business as to personal property that is no longer needed or useful or is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.

1.1.49            Insurance.  Seller shall not affirmatively cancel any existing insurance carried on the Property, shall use commercially reasonable efforts to maintain or, to the extent Manager maintains the insurance, cause Manager to maintain, all existing insurance carried on the Property by Seller or Manager, and shall use commercially reasonable efforts to renew any such insurance which comes up for renewal prior to the Closing.

1.1.50            Material Alteration; Additional Renovation.  Without Buyer’s consent, which shall not be unreasonably withheld, delayed or conditioned, (i) Seller shall not make or obligate itself to make, and Seller shall request Manager not to make, or obligate itself to make any material alterations or modifications to the Property except in the case of emergencies and except those contemplated in the capital expenditure and FF&E budgets provided to Buyer during the Due Diligence Period, and (ii) Seller shall not enter into, and Seller shall cause Manager not to enter into, any agreement for renovation of the Property which is not expressly permitted by the terms of the Management Agreement.

1.1.51            Transfer of Permits.  Seller shall cooperate with Buyer (with no out-of-pocket cost to Seller) in all reasonable respects in connection with the transfer (if any) of any permits, licenses, certificates and approvals issued with respect to the Property to Buyer or the issuance of any new permits, licenses, certificates or approvals (if any) to Buyer, each to be effective no earlier than Closing, and Seller shall and shall cause Manager to use commercially reasonable efforts to (i) preserve and keep in force existing permits, licenses, certificates and approvals issued with respect to the Property, and (ii) cause all those expiring during the period between the date of this Agreement and the Closing to be renewed prior to the Closing Date.

1.1.52            No Further Marketing.  Seller shall not market, sell, convey or offer to sell any portion of the Property (nor permit Manager to do any of the same), except for items of Personal Property sold or consumed in the ordinary course of business.

1.1.53            Management Agreement Consents; New Collective Bargaining Agreement.  Seller shall not grant any material consent requested by Manager pursuant to the Management Agreement without first consulting with Buyer and obtaining Buyer’s consent, which shall not be unreasonably withheld, delayed or conditioned.  In particular, Seller shall neither execute nor give its consent to the execution of, any New Collective Bargaining Agreement without first giving Buyer adequate opportunity to advise and consult on the terms thereof and thereafter obtaining Buyer’s consent, which shall not be unreasonably withheld, delayed or conditioned.  If Buyer elects reasonably to withhold its consent to the execution of any New Collective Bargaining Agreement, then Seller may nevertheless decide to execute or consent to the execution of the New Collective Bargaining Agreement, whereupon it shall so notify Buyer.  If Seller so notifies Buyer, Buyer may then elect to terminate this Agreement by written notice to Seller on or before the Closing Date, whereupon the Agreement shall be void (but for provisions which expressly survive termination) and the Escrow Deposit shall be refunded to Buyer.  Seller covenants to keep Buyer reasonably informed of the process of the New Collective Bargaining Agreement negotiation.

1.1.54            Baggage Inventory.  The representatives of Seller and Buyer shall prepare the inventory as of the day immediately preceding the Closing Date (which inventory shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in the Hotel safe deposit boxes), (c) all luggage or other property of guests retained by Buyer, and (d) all items contained in the Hotel lost and found.  Buyer shall be responsible from and after the Closing Date for all baggage, and other items listed in such inventory.  Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all liability for claims arising prior to the Closing Date relating to such items not listed on the inventory.  The provisions of this Section 6.4.16 shall survive the Closing.

1.1.55            Safe Deposit Boxes.  Prior to the Closing Date, Seller shall endeavor to send written notice to guests or tenants or other persons who to Seller’s or its Manager’s knowledge have possessions locked in safe-deposit boxes at the Hotel advising them of the sale of the Hotel (excluding in-room safes) to Buyer and requesting removal of the contents thereof or the removal thereof and concurrent re-deposit of such contents pursuant to new safe deposit agreements with Buyer.  Seller and Buyer shall have representatives present when the boxes are opened and the contents thereof shall be inventoried.  If the guest does not timely respond to Seller’s notice, the safe deposit box may, if Seller, in its sole discretion, so agrees, be broken open in the presence of Seller and Buyer and the contents inventoried and re-deposited in a new “safe deposit” box.  Buyer shall be solely responsible for all items in the

Hotel’s safe deposit boxes which had been so inventoried, removed and re-deposited and Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liability therefor.  Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all liability for claims arising prior to the Closing Date relating to such items not listed on the inventory.  The provisions of this Section 6.4.17 shall survive the Closing.

1.1.56            Cooperation and Transition.  For a period not to exceed thirty (30) days post-Closing, Seller will reasonably cooperate with Buyer in Buyer’s efforts to ensure that from and after the Closing, the operations of the Property shall continue in an efficient manner.  Buyer shall cooperate with Seller, and shall exercise commercially reasonable diligence to assure that all actions are taken in order to achieve the efficient transition contemplated hereunder in a timely manner at the Closing.  Seller will reasonably cooperate with Buyer to provide any information required by any prospective lender in connection with Buyer’s financing of the transaction contemplated hereunder.

1.1.57            Option Agreement.  Seller shall not exercise the option granted pursuant to the Option Agreement and shall not amend, modify, terminate or waive any rights or obligations of Seller or Ground Lessor under the Option Agreement without the prior written consent of Buyer in each instance.  Seller shall not do, permit or suffer any event or omission as a result of which there could occur a default under the Option Agreement or any event which, with the giving of notice or the passage or time, or both, would constitute a default under the Option Agreement which could permit any party to the Option Agreement validly to terminate the Option Agreement.

1.1.58            License Agreement.  Seller shall not amend, modify, terminate or waive any rights or obligations of Seller or Ground Lessor under the License Agreement without the prior written consent of Buyer in each instance.  Seller shall not do, permit or suffer any event or omission as a result of which there could occur a default under the License Agreement or any event which, with the giving of notice or the passage or time, or both, would constitute a default under the License Agreement which could permit any party to the License Agreement validly to terminate the License Agreement.

Additional Retail Ground Lease Covenants and Agreements.

1.1.59            During the period from the Hotel and Option Closing Date until the Retail Closing Date or the sooner termination of this Agreement:

(a)           Seller shall use commercially reasonable efforts (not including (i) the payment of money directly to Ground Lessor or any governmental authority in consideration for a favorable outcome with respect to the Retail Special Conditions Precedent or (ii) the initiation of any legal proceeding) to satisfy the Retail Special Conditions Precedent.

(b)           Seller shall comply with the covenants set forth in Section 6.4 above to the extent such covenants relate to the Retail Ground Lease and/or the Retail Land.

(c)           If the Retail Closing has not occurred on or before March 15, 2007, Seller shall use commercially reasonable efforts to enter into Leases for space at the Retail Land with third-party tenants at commercially reasonable market terms (the “Retail Land Lease-Up”); provided, that, notwithstanding anything to the contrary in Section 6.4.3 above, Seller shall not enter into any Leases for space at the Retail Land without Buyer’s express written consent which may be granted or withheld at Buyer’s sole discretion.  Seller shall provide Buyer with such information as is reasonable and appropriate (including, without limitation, a copy of the proposed Lease and financial information as to any prospective tenants) for Buyer to determine whether to grant or withhold such approval.

(d)           Until the Retail Closing Date, Seller shall undertake and pursue the construction of any build-out on the Retail Land required in accordance with the terms of any Lease for space in the Retail Land approved by Buyer in accordance with Section 6.5.2(a) above (any such construction, a “Retail Land Build-Out”) pursuant to a budget first reasonably approved by the Buyer and a contract requiring that such construction shall be performed free from defects, lien-free, using only new building materials and in compliance with all applicable laws (in each case, a “Retail Land Build-Out Contract”).  Any Retail Land Build-Out shall be bid in accordance with competitive bidding procedures reasonably approved by Buyer.  Buyer shall have the right to (X) participate in the formulation of such bidding procedures, (Y) reasonably approve all contractors and sub-contractors and (Z) reasonably approve all Retail Land Build-Out Contract (including, without limitation, general contractor agreements, architect agreements and other similar agreements), and all such agreements shall be at market terms and with non-affiliated third parties.  In connection therewith, Seller shall (i) deliver to Buyer for Buyer’s reasonable approval a budget and all plans and specifications for any Retail Land Build-Out, (ii) reasonably cooperate and consult with Buyer with respect to any Retail Land Build-Out and (iii) use commercially reasonable efforts to ensure that any Retail Land Build-Out occurs in accordance with such plans and specifications and with the relevant Lease and is otherwise reasonably satisfactory to Buyer.  At the Retail Closing, Seller shall assign and Buyer shall assume all applicable warranties and Retail Land Build-Out Contracts, together with any ancillary agreements related to any Retail Land Build-Out covered by the relevant approved budget.  Until the Retail Closing Date, Seller shall cause all punch list items related to any Retail Land Build-Out to be completed and shall repair any defects in any Retail Land Build-Out performed prior to the Retail Closing and reasonably identified by Buyer.  The last sentence of this Section 6.5.2(b) shall survive the Retail Closing.

1.1.60            Notwithstanding anything to the contrary contained in Section 4.4 above, on the Retail Closing Date the Retail Purchase Price shall be adjusted to reflect that one hundred percent (100%) of all hard and soft costs approved in advance in accordance with Section 6.5.1 above (including legal fees, leasing commissions, architectural fees and construction costs), together with interest at 30 day LIBOR + 100bps from the date the cost was incurred to Retail Closing incurred by Seller prior to the Retail Closing Date with respect to the Retail Land Build-Out and the Retail Land Lease-Up shall be credited to Seller, and one hundred percent (100%) of any rent or other income generated by the Retail Land prior to the Retail Closing Date shall be credited to Buyer.  Unless and until all Retail Special Conditions are satisfied or the Retail Closing occurs, all costs incurred by Seller with respect to the Retail Land Build-Out and the Retail Land Lease-Up shall be borne by Seller.

DISCLAIMER, RELEASE AND ASSUMPTION.  AS AN ESSENTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE GROSS CONTRIBUTION CONSIDERATION, BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES AS OF THE DATE HEREOF AND AS OF THE CLOSING DATE AS FOLLOWS:

DISCLAIMER.

1.1.61            AS-IS, WHERE-IS.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 7.1 OR ELSEWHERE IN THIS AGREEMENT OR IN THE GROUND LEASE ASSIGNMENTS OR OTHER CLOSING DOCUMENTS, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS AND SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS,  WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER.

1.1.62            SOPHISTICATION OF BUYER.  BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND BUYER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN SECTION 3) RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 7.1 OR ELSEWHERE IN THIS AGREEMENT OR IN THE GROUND LEASE ASSIGNMENTS OR OTHER CLOSING DOCUMENTS).

1.1.63            PASSIVE OWNER.  SELLER HAS DELEGATED THE DAY-TO-DAY MANAGEMENT OF THE PROPERTY TO A THIRD PARTY MANAGER.

1.1.64            DUE DILIGENCE MATERIALS.  ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION (EXCEPT TO THE EXTENT PROVIDED IN SECTION 7.1 OR ELSEWHERE IN THIS AGREEMENT AND IN THE DEED OR OTHER CLOSING DOCUMENTS).  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 7.1 OR ELSEWHERE IN THIS AGREEMENT OR IN THE GROUND LEASE ASSIGNMENTS OR OTHER CLOSING DOCUMENTS, SELLER SHALL NOT BE LIABLE

FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 7.1 OR ELSEWHERE IN THIS AGREEMENT OR IN THE GROUND LEASE ASSIGNMENTS OR OTHER CLOSING DOCUMENTS SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY SELLER, MANAGER, OR BY ANY REAL ESTATE BROKER, AGENT, REPRESENTATIVE, AFFILIATE, DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, SERVANT OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF (COLLECTIVELY, “SELLER RELATED PARTIES”).

1.1.65            RELEASE.  BUYER RELEASES SELLER AND ALL SELLER RELATED PARTIES FROM ALL CLAIMS WHICH ANY BUYER OR ANY PARTY RELATED TO OR AFFILIATED WITH BUYER (A “BUYER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE MANAGEMENT AGREEMENT, THE LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION AND ANY ENVIRONMENTAL CONDITIONS, AND BUYER SHALL NOT LOOK TO ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.  THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.  HOWEVER, THE FOREGOING PROVISIONS OF THIS SECTION 7.1 SHALL NOT AFFECT, APPLY OR LIMIT SELLER’S EXPRESS OBLIGATIONS UNDER THIS AGREEMENT AND THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

SURVIVAL.  THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE CLOSING.

Disposition Of Escrow Deposit.

Default by Seller.  If the Closing fails to occur by reason of Seller’s default under this Agreement in a material respect or the failure of satisfaction of conditions benefiting Buyer under Section 3, which is not cured or satisfied on or before thirty (30) days after written notice thereof by Buyer to Seller, then the Escrow Deposit shall be returned to Buyer, and neither party shall have any further obligation or liability to the other (other than those obligations that expressly survive a termination of this Agreement); provided, however, if the transactions hereunder shall fail to close solely by reason of Seller’s default, in a material respect, which is not cured within the thirty (30) day period set forth above in this Section 8.1, and Buyer is not in default in any material respect, then Buyer shall be entitled to (i) specifically enforce this Agreement as its sole and exclusive remedy or (ii) terminate this Agreement, in which event the Escrow Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder, excepting those which survive termination.  As provided above in the immediately preceding clause, the Closing Date shall be extended for a period of time, up to thirty (30) days, as necessary to enable Seller to cure and, if at of the end of such period Seller has not cured such default and Buyer chooses to specifically enforce this Agreement, the Closing Date for such purpose (and for any obligation to tender performance by Buyer as a condition to seeking specific performance) shall be agreed to be as of the last day of such thirty (30) day period.  Notwithstanding the foregoing, if Buyer elects to terminate this Agreement as a result of Seller’s default in a material respect or as a result of a representation and warranty that was not true in a material respect as of the date when made and was not known by Buyer prior to the expiration of the Due Diligence Period to be untrue in a material respect, or which became materially untrue after the date when made as a result of Seller’s actions or omissions, Seller shall reimburse Buyer for its documented, reasonable out-of-pocket expenses incurred by Buyer in connection with this transaction up to a maximum aggregate of $500,000.  If as a result of any extension of the Closing Date under this Section 8.1, Buyer incurs or suffers any additional out-of-pocket expense on account of any rate lock, commitment extension or the like, Seller will at Closing reimburse Buyer therefor up to a maximum aggregate of $500,000.

Default By Buyer.  In the event that Buyer shall fail in breach of this Agreement to pay the Purchase Price and accept the Property on the Closing Date, then the Escrow Deposit shall be delivered to Seller as full compensation and liquidated damages under this Agreement for such failure to close.  Notwithstanding the foregoing, in the event that the Buyer consummates the purchase of all but the Retail Ground Lease on the Hotel and Option Closing Date and fails in breach of this Agreement to pay the Retail Purchase Price and accept the Retail Ground Lease on the Retail Closing Date, the Seller may at its option elect to (a) enforce specific performance of this Agreement or (b) receive payment of the Retail Escrow Deposit (hereinafter defined) as full compensation and liquidated damages under the Agreement for such failure to close.  In connection with the foregoing, the parties recognize that Seller will incur expense in connection with the transaction contemplated by this Agreement and that the Property will be removed from the market; further, in the case of the Retail Ground Lease, that the Seller will have no adequate remedy at law in the event of Buyer’s breach; and further, that it is extremely difficult and impracticable to ascertain the extent of detriment to Seller caused by the breach by Buyer under this Agreement and the failure of the consummation of the transaction contemplated by this Agreement or the amount of compensation Seller should receive as a result of Buyer’s breach or default.  The foregoing provisions of this Section 8.2 shall not limit or affect Buyer’s liability to Seller under any of Buyer’s indemnities which survive Closing or termination of the Agreement, with respect to which Seller shall have available to it all remedies at law or in equity.

Closing.  In the event the transaction herein provided shall close, the Escrow Deposit shall be applied as a partial payment of the Purchase Price.  Notwithstanding the foregoing, in the event that a Retail Conditions Failure occurs and the Hotel and Option Closing takes place prior to the Retail Closing, (a) Two Million Dollars ($2,000,000.00) of the Escrow Deposit (the “Retail Escrow Deposit”) shall be retained by the Escrow Agent on the Hotel and Option Closing Date in accordance with the terms of the Interim Deposit Agreement and (b) the balance of the Escrow Deposit shall be applied as a partial payment of the Purchase Price at the Hotel and Option Closing.  In such event, the Retail Escrow Deposit shall be treated for all purposes in accordance with the provisions of Section 8.1 and 8.2 above, provided that all references to the “Escrow Deposit”, the “Closing” and the “Closing Date” shall be deemed references to the “Retail Escrow Deposit,” the “Retail Closing” and the “Retail Closing Date,” as

the case may be.  In the event that the Retail Closing occurs, the Retail Escrow Deposit shall be applied as a partial payment of the Retail Purchase Price, and in the event the Retail Closing does not occur the Retail Escrow Deposit shall be paid to the party entitled thereto pursuant to the terms of this Agreement and in accordance with Sections 8.1 and 8.2 hereof.

Miscellaneous.

Brokers.

1.1.66            Except as provided in Section 9.1.2 below, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the sale contemplated by this Agreement.  In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer.  The provisions of this Section 9.1 shall survive the Closing and shall not be subject to the limitations on survival in Section 6.3 or the limitations on liability in Section 9.2.

1.1.67            If and only if the sale contemplated herein closes, Seller has agreed to pay a brokerage commission to Broker pursuant to a separate written agreement between Seller and Broker.

Limitation of Liability.

1.1.68            Notwithstanding anything to the contrary contained herein, if the Closing of the transactions hereunder shall have occurred:  (1) Seller shall have no liability (and Buyer shall make no claim against Seller) for indemnity or for breach of any representation or warranty under this Agreement unless the valid claims for indemnity and all such breaches collectively aggregate (taking into account claims relating to both the Hotel and Option Closing and the Retail Closing, in the aggregate) to more than $250,000, (2) the liability of the Seller under this Agreement for indemnity and all breaches of representations and warranties under this Agreement shall not exceed, in the aggregate (i) with respect to claims relating only to the Hotel and Option Closing an amount equal to $7,000,000.00, and (ii) with respect to claims relating only to the Retail Closing, an amount equal to $500,000.00.  In no event shall Seller be liable for any consequential or punitive damages.  As used herein, the term “Maximum Liability Amount” shall refer, if there is no separate Retail Closing, to the sum of $7,500,000.00, or, if there is a separate Retail Closing to the sum of $7,000,000.00 or the sum of $500,000.00 (as applicable as set forth above in this Section 9.7.1) Seller covenants that it will retain and not distribute sales proceeds equal to the Maximum Liability Amount until the expiration of the applicable Survival Period, whereupon it may distribute the same, less the amount of any then pending claims.

1.1.69            Except in accordance with the joinder attached hereto (the “Joinder”), no constituent member or partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.  Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member or partner in Seller (or in any other constituent member or partner of Seller), nor any obligation of any constituent member or partner in Seller (or in any other constituent member or partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent member or partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent member or partner (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a member’s or partner’s obligation to restore or contribute) but shall have the right to pursue any distribution of the Purchase Price to such members in violation of the Joinder.

1.1.70            The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply (whether by reason of Buyer’s waiver, relinquishment or release of any applicable rights or otherwise).  Notwithstanding anything herein to the contrary, the liability of each party hereto resulting from the breach or default by either party shall be limited to actual damages incurred by the injured party and the parties hereto hereby waive their rights to recover from the other party consequential, punitive, exemplary, and speculative damages.  The representations and warranties of Seller are also subject to the following express limitations:

(a)                  The amendment, expiration or termination of any Lease, Equipment Lease, Rooms Agreement, Booking or Service Agreement or the entering into of any new such agreement occurring in compliance with the terms of this Agreement that does not materially adversely affect the operation of the Hotel and the Property shall not affect the obligations of Buyer hereunder or render any representation or warranty of Seller untrue.

(b)                 To the extent that Buyer actually knows prior to the Closing Date that any of Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, and Buyer nevertheless elects to proceed to Closing, such representations and warranties shall be deemed modified to reflect Buyer’s actual knowledge.

1.1.71            The provisions of this Section 9.2 shall survive the Closing.

Exhibits; Entire Agreement; Modification.  All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement.  This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters; provided, however, that the existing Confidentiality Agreement between the parties shall remain in effect and be binding upon the parties until Closing.  This Agreement may not be modified or amended except by written agreement signed by both parties.

Time of the Essence.  Time is of the essence of this Agreement.  However, whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non business day, then such period (or date) shall be extended until the immediately following business day.  As used herein, “business day” means any day other than a Saturday, Sunday, a federal holiday, or a state holiday in Massachusetts.

Interpretation.  Section headings shall not be used in construing this Agreement.  Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement.  As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.  The words “herein”, “hereof”, “hereunder”, “hereby”, “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments and supplements hereto unless the context shall clearly indicate or require otherwise.  Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner.  Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.

Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Successors and Assigns.  Buyer may not assign or transfer its rights or obligations under this Agreement or nominate any other Person to accept Seller’s performance without the prior written consent of Seller either directly or indirectly (whether by outright transfer, transfer of ownership interests or otherwise); provided, however, so long as the same has already received the consent of Ground Lessor and Manager, if and to the extent required under the Retail Ground Lease, the Hotel Ground Lease, the Option Agreement and/or the Management Agreement, as applicable, Buyer may assign its interest in this Agreement on or before the Closing Date to, or may nominate, an entity in which Buyer has direct or indirect control and has more than a 50% direct or indirect ownership interest so long as Buyer and the assignee execute and deliver an assignment and assumption agreement in form reasonably satisfactory to Seller.  In the event of a transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder unless and until the Closing occurs.  No consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder.  No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.  Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.  Seller acknowledges that certain items of tangible and/or intangible personal property may need to be assigned to Buyer’s operating lessee and the applicable closing documents shall be modified accordingly as requested by Buyer including through the use of separate bills of sale and assignments or otherwise as reasonably requested by Buyer.

Notwithstanding the foregoing, transfers of publicly traded interests in entities which are listed on a nationally recognized exchange shall not be considered assignments or transfers for purposes of this Section 9.7.  Either party may upon notice to the other elect to arrange the sale or acquisition of the Property as a like-kind exchange (“LKE”) pursuant to 26 U.S.C. §1031 and the Treasury.  Notwithstanding anything to the contrary contained in this Section 9.7, in structuring the transaction as an LKE, so long as all requisite third party consents have been obtained (which Seller shall use reasonable efforts, not including the payment of money or the bringing of any law suit, to cooperate in obtaining), either party shall have the right to assign to a qualified intermediary all of its rights (but not its duties and obligations) under this Agreement.  Neither party shall be required to take title to any other property or to incur any out-of-pocket cost on account of the LKE.  The party proposing an LKE shall indemnify and hold the other party harmless from and against any liability, loss, claim, cost or damage the other party may suffer arising out of the LKE.

Notices.  Any notice which a party is required or may desire to give the other shall be in writing and may be sent by personal delivery, by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery or by telecopy (with a copy by mail), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

To Seller:

c/o The Fallon Company LLC
Two Seaport Lane, Suite 410
Boston, MA  02210
Attention:  Mr. Joseph Fallon
Telecopier:            (617) 737-4101
Telephone:            (617) 737-4100

With Copies To:

New England Development LLC
One Wells Avenue
Newton, MA  02459-3211
Attention:  Mr. Steven S. Fischman
Telecopier:            (617) 243-7329
Telephone:            (617) 243-7007

and:

Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA  02110-333
Attn:  Alan W. Rottenberg, Esq.
Telecopier:            (617) 574-7628
Telephone:            (617) 574-4084

To Buyer:

DiamondRock Hospitality Limited Partnership
6903 Rockledge Drive
Suite 800
Bethesda, Maryland  20817
Attention:  Michael Schecter
Telecopier:            (240) 744-1199
Telephone:            (240) 744-1170

With a copy to:

Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York 10019
Attention:  Steven D. Klein
Telecopier:            (212) 728 9221
Telephone:            (212) 728 8221

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, as the case may be.  Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.

Third Parties.  Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement.  This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

Legal Costs.  The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the Closing costs.  In addition, if either Buyer or Seller brings any suit or other proceeding, including an arbitration proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred.  The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.  The provisions of this Section 9.10 shall survive the Closing and any termination of this Agreement.

No Recordation.  Except on or after Closing with respect to instruments expressly intended to be recorded on or after Closing, in no event shall this Agreement or any document or other memorandum related to the subject matter of this Agreement (other than a lis pendens giving notice of an arbitration or legal proceeding to specifically enforce Seller’s obligations under this Agreement) be recorded without the consent of Seller.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  Delivery by facsimile, or e-mail of a PDF copy, of a counterpart of this Agreement executed by a party shall constitute delivery by such party of such party’s executed counterpart of this Agreement.

Effectiveness.  In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.

Press Releases or other Disclosure.  Seller and Buyer agree not to disclose or make any public announcements with respect to the subject matter of this Agreement or the existence of this Agreement without the consent of the other party.  If either party desires to issue a press release or other public announcement regarding this Agreement or the transaction set forth herein, subject to the immediately preceding sentence, such party shall obtain the approval of the other party, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, no such disclosure shall be made by either party, nor shall any such consent be sought by either party, prior to the expiration of the Due Diligence Period; provided, however, that at any time any one or more of Joseph Fallon, Stephen R. Karp or Steven S. Fischman may communicate with senior governmental officials and senior executives of Manager for purposes of alerting them to the transaction and preparing them for the requests that will be made of them in accordance with the terms hereof.  On or after January 10, 2007 Buyer may publicly disclose the transaction in connection with its efforts to underwrite a public offering of equity in connection with the financing of the transaction and Buyer may communicate at any time with its accountants, legal counsel, prospective underwriters and prospective underwriter’s counsel so long as it instructs such parties to keep any such communication confidential.  The provisions of this Section 9.14 shall survive the closing and any termination of this Agreement.

Indemnities.

1.1.72            Agreement to Indemnify.  (i) Seller shall indemnify and hold harmless Buyer and any partner, member, manager officer, director, trustee, beneficiary, employee or agent of Buyer (collectively, the “Buyer Indemnitees”) from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements (collectively, “Damages”) to the extent arising out of (A) any loss or damage to property or injury to or death of any person occurring on or about or in connection with the Property or any portion thereof at any time or times prior to the applicable Closing Date (other than as to and excluding Damages of or to a governmental authority arising out of the physical or environmental condition of the Property prior to the applicable Closing Date and other than as to Damages for remediation pertaining to the physical or environmental condition of the Property prior to the applicable Closing Date), (B) subject to the limitations set forth herein, a breach of any representation or warranty made by Seller hereunder or in any certificate delivered by Seller hereunder, or (C) obligations and liabilities of Seller accruing or arising prior to the applicable Closing under any of the Hotel Ground Lease, the Retail Ground Lease, the Option Agreement, the PILOT Agreement, the License Agreement, the Management Agreement or the matters assigned under the Other Assignment and Assumption Agreement (collectively, the “Assigned Matters”) and (ii) Buyer shall indemnify and hold harmless Seller and any partner, member, manager, officer, director, trustee, beneficiary, employee or agent of Seller (collectively, the “Seller Indemnitees”) from and against any and all Damages to the extent arising out of (A) any loss or damage to property or injury to or death of any person occurring on or about the Property or any portion thereof on or at any time or times after the applicable Closing Date (other than as to and excluding Damages of or to a Governmental Authority arising out of or resulting from or relating to the physical or environmental condition of the Property prior to the applicable Closing Date and other than as to Damages for remediation pertaining to the physical or environmental condition of the Property prior to the applicable Closing Date), (B) a breach of any representation or warranty made by Buyer hereunder or in any certificate delivered by Buyer hereunder or a breach of Buyer’s covenant to use commercially reasonable best efforts to agree on a form of Hotel Sublease to the extent set forth in Section 3.13.6 above, or (C) obligations or liabilities of Buyer accruing or arising on or after the applicable Closing under any of the Assigned Matters.  The provisions of this Section 9.15.1 shall survive the Closing and the termination of this Agreement.  Seller’s liabilities under this Section 9.15 shall not extend the applicable Survival Period stated in Section 6.3 hereof or exceed the Maximum Liability Amount provided in Section 9.2.1 hereof, to the extent not covered by insurance.

1.1.73            Indemnification Procedure for Third Party Claims.  In the case of any claim asserted by a third party which claim is subject to indemnification by either party hereunder, ( a “Third-Party Claim”), the party seeking indemnification (the “Indemnitee”) shall notify the other party (the “Indemnitor”) promptly after has actual knowledge of any such Third-Party Claim as to which indemnity may be sought (provided that failure to so notify shall not affect the Indemnitor’s obligations hereunder except to the extent materially prejudiced by such failure), and Indemnitee shall permit the Indemnitor, at its sole expense, to assume the defense of any such Third-Party Claim, provided that Indemnitee may participate in such defense or administration at Indemnitee’s sole expense (provided, however, that if a conflict of interest exists such that separate counsel must be engaged by Indemnitee and the Indemnitor, the Indemnitor shall be responsible for the reasonable fees and costs for such counsel for Indemnitee bug only for one separate counsel for all Indemnitees).  The Indemnitor, in the defense of any such Third-Party Claim, shall not, except with the consent of Indemnitee, which Indemnitee agrees will not be unreasonably withheld, conditioned or delayed with respect to a monetary settlement, judgment or relief, (a) consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief against Indemnitee or (b) pursue any course of defense of any such Third-Party Claim subject to indemnification hereunder if Indemnitee shall reasonably and in good faith determine that the conduct of such defense could be expected to adversely affect in any material respect Indemnitee, its direct or indirect owners, the use of the Property to which the Third-Party Claim relates.  In addition, if the Indemnitor obtains and desires to accept from a party to any such Third-Party Claim an offer to settle the Third-Party Claim solely for an amount certain, then Indemnitee agrees that if requested by the

Indemnitor, Indemnitee will, at its sole expense, assume defense of such Third-Party Claim and thereafter the Indemnitor’s obligation with respect to such Third-Party Claim shall not exceed the costs of defense then incurred and the dollar amount of the settlement the Indemnitor proposed to accept immediately prior to such assumption by Indemnitee, it being agreed between Indemnitee and the Indemnitor that Indemnitee will pay any greater amounts owing and bear any other impositions in excess of those contemplated in the proposed settlement arrangement.  In the event that the Indemnitor does not accept the defense of any matter as above provided, Indemnitee shall have the full right to defend against any such Third-Party Claim or demand and shall be entitled to settle or agree to pay in full such Third-Party Claim or demand, in its sole discretion.  In any event, the Indemnitor and Indemnitee shall cooperate in the defense of any action or claim subject to this Agreement and each agrees to make its records available to the other with respect to such defense as reasonably requested and to the extent doing so does not compromise any claim of privilege or any other defense available to it.  Acceptance of the defense of any Third-Party Claim or of the administration of any Third-Party Claim by the Indemnitor shall be without prejudice to the Indemnitor’s right to assert at any time before or after accepting such defense or administration that it is not obligated to provide an indemnity, either in whole or in part, with respect to such Third-Party Claim.  In the event that the Indemnitor asserts that it is not obligated to provide an indemnity to Indemnitee with respect to a Third-Party Claim, Indemnitee shall have the right to defend such Third-Party Claim, and if the Indemnitor is adjudicated liable for indemnifying Indemnitee, the Indemnitor shall reimburse Indemnitee for its out-of-pocket expenses in defending such Third-Party Claim and all settlements and judgments reasonably incurred as a result of such Third-Party Claim.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

BOSTON CONVENTION CENTER HOTEL LLC,
a Delaware limited liability company

By:	/s/ Joseph Fallon
Name: Joseph Fallon
Title: Manager

By:	/s/ Stephen S. Fischman
Name: Stephen S. Fischman
Title: Manager

BCCH RETAIL LLC, a Delaware
limited liability company

By:	/s/ Joseph Fallon
Name: Joseph Fallon
Title: Manager

By:	/s/ Stephen S. Fischman
Name: Stephen S. Fischman
Title: Manager

BUYER:

DIAMONDROCK HOSPITALITY LIMITED
PARTNERSHIP,
a Delaware limited partnership

By:	DIAMONDROCK HOSPITALITY COMPANY,
a Maryland corporation
its sole General Partner

	By:	/s/ Michael D. Schecter
	Name:	Michael D. Schecter
	Title:	Executive Vice President, General Counsel and Corporate Secretary

JOINDER

Joseph Fallon, Stephen R. Karp and Steven S. Fischman (each a “Principal” and collectively, the “Principals”), hereby join in the foregoing Purchase Agreement (the “Purchase Agreement”) for the purpose of guaranteeing, and do hereby agree to be liable for, as a primary obligor, the full and faithful payment and performance (and not merely collection) of the Obligations (as hereinafter defined).  Any capitalized term not defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

1.  The following paragraphs (a) and (b) are referred to herein as the “Obligations.”:

(a)  Principals covenant and guarantee to Buyer that as of the date of the applicable Closing (i.e. the Hotel and Option Closing and/or the Retail Closing) through the end of the applicable Survival Period (and, if a claim is made by Buyer under the Purchase Agreement during the applicable Survival Period, then until such claim is resolved), Principals shall (a) cause Hotel Seller and Retail Seller to have, in the aggregate, a tangible aggregate net worth of, and no less than, the applicable Maximum Liability Amount (less the aggregate amount actually paid to Buyer Indemnitees pursuant to Section 9.15.1 of the Purchase Agreement) in unrestricted cash or cash equivalents on hand, such sums to be held in unblocked accounts owned solely by Hotel Seller and Retail Seller, as applicable, which sums shall be not be encumbered by any liens, security interests or other third-party interests (the “Minimum Cash Requirement”).  Principals covenant and guarantee to Buyer that each Principal will not, and will not cause Hotel Seller or Retail Seller to (1) engage in any activities that will materially decrease the Minimum Cash Requirement held by Hotel Seller and Retail Seller, or (2) without just cause to do so based upon a defense to payment or performance, delay or otherwise hinder or impair Buyer’s ability to recover from Seller under the Purchase Agreement or from Principals under this Joinder.  From time to time, promptly upon Buyer’s request, Principals shall provide documentation reasonably acceptable to Buyer demonstrating that Seller is in compliance with the provisions of this paragraph.

(b)  To the extent the Hotel Seller and the Retail Seller do not maintain, through the applicable Survival Period (or, if a claim is made by Buyer under the Purchase Agreement during the applicable Survival Period, until such claim is resolved), the Minimum Cash Requirement, the Principals hereby guarantee, and do hereby agree to be liable for, jointly and severally, the payment and performance of each and all of the obligations of Seller under the Purchase Agreement up to the amount by which the Minimum Cash Requirement exceeds the amount of unrestricted cash or cash equivalent on hand held by Seller.

2.  Buyer shall have the right from time to time to demand payment from Principals of such sums for which Principals may become liable hereunder, which demand shall be in writing and which payment shall be in lawful money of the United States.

3.  The obligations of Principals hereunder are independent of the obligations of Seller, or the obligations of any other person who may be liable to Buyer, in whole or in part for the Obligations, or any part thereof, and a separate action or actions may be brought and prosecuted against Principals whether or not an action is brought against Seller and whether or not Seller is joined in such action or actions.

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4.  Principals authorize Buyer and Seller, without notice or consent and without affecting, impairing or discharging Principals’ liability hereunder, to from time to time (a) renew, modify, amend, extend or discharge any other term contained within the Purchase Agreement, (b) exercise or refrain from exercising any of their rights or obligations under the Purchase Agreement, at law or in equity, or (c) release in whole or in part Seller or any member in Seller from liability.  Buyer may not assign its interest under this Joinder, except to an entity to which Buyer expressly is permitted under the Purchase Agreement to assign its interest in the Purchase Agreement.  Principals may not assign their obligations under the Joinder.

4.  This Joinder shall not be affected in any way by (a) the genuineness, validity, regularity or enforceability of the Purchase Agreement, (b) any change in the existence or structure of Seller, (c) the actual or purported assignment by Principals of any of their obligations, covenants and agreements contained in this Joinder, or (d) by any other circumstance (other than by complete, irrevocable payment) that might otherwise discharge the Obligations or might otherwise constitute a legal or equitable discharge or defense of a guarantor.

5.  Buyer may, without notice or demand and without affecting Principals’ liability hereunder waive compliance with, or any default under, or grant any other indulgences with respect to, the Purchase Agreement and/or the Obligations or deal in all respects with Seller as if this Joinder were not in effect.

6.  Principals, to the extent permitted by law, waive any right to require Buyer to (a) proceed with or exhaust remedies against any other party, including Seller, or (b) pursue any other remedy whatsoever to which Seller may be entitled.  Principals waives any defense arising by reason of any disability or other defense of  Seller or by reason of the cessation or modification from any cause whatsoever of the liability of  Seller.  Without limiting the preceding sentence, the obligations of Principals shall remain in full force and effect without regard to, and shall not be affected or impaired by, the following, nor shall the following create a defense by Principals with respect to such obligations, or give Principals any recourse or right of action against Buyer: any bankruptcy, insolvency, reorganization, dissolution, liquidation, moratorium or other like proceeding relating to Seller, any member or affiliate of Seller, or any action taken with respect to this Joinder or the Purchase Agreement by any trustee, owner in possession, receiver or court, in or pursuant to any such proceeding.  The Principal are fully aware of the financial condition, business and prospects of Seller and assume full responsibility for obtaining any additional information now or hereafter related thereto.  Principals waive diligence, all presentments and demands for performance, required to be given by Buyer under the Purchase Agreement or applicable laws, notices of non-performance or default, protests, notices of protest, notices of dishonor, notices of acceptance of this Joinder, and all other notices of every and any kind.

7.  Each party agrees to pay, upon demand therefor, reasonable attorneys’ fees and all other costs and expenses that may be incurred by the other party (if such other party is the prevailing party) in the enforcement of this Joinder and/or the Purchase Agreement and all attorneys’ fees and other costs and expenses incurred by such other prevailing party in pursuing or enforcing rights under this Joinder, or with respect to the Obligations or this Joinder, whether in litigation, or in administrative, bankruptcy or reorganization proceedings.

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8.  Each Principal represents and warrants to Buyer that the Principals own, directly or indirectly, a majority of the direct and indirect ownership interests in Seller and the Principals have the right to control Seller.

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IN WITNESS WHEREOF, each of the undersigned has caused this Joinder to be duly signed as of the date first above written.

/s/ Joseph Fallon
Joseph Fallon

/s/ Stephen R. Karp
Stephen R. Karp

/s/ Steven S. Fischman
Steven S. Fischman

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